Exhibit 99.1

Ernst & Young Ltd Maagplatz 1 P.O. Box CH-8010 Zurich
Phone +41 58 286 31 11 Fax +41 58 286 40 20 www.ey.com/ch

To the Annual General Meeting of

Transocean Ltd., Zug

Zurich, February 27, 2012

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows and notes thereto (pages 2 to 61) for each of the three years in the period ended December 31, 2011.

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements for the years ended December 31, 2011 and 2010 present fairly in all material respects, the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2011 and 2010, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2011 in accordance with accounting principles generally accepted in the United States and comply with Swiss law.

Without qualifying our opinion we draw attention to Note 15 to the consolidated financial statements describing material uncertainties surrounding the Macondo well incident. The company is unable to estimate the full impact the Macondo well incident will have on them.  The company has recognized a liability for estimated loss contingencies that they believe are probable and for which a reasonable estimate can be made.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2011	2010	2009

Operating revenues
Contract drilling revenues	$8,335	$8,888	$10,522
Contract drilling intangible revenues	45	98	281
Other revenues	762	480	638
	9,142	9,466	11,441
Costs and expenses
Operating and maintenance	6,956	5,074	5,066
Depreciation and amortization	1,449	1,536	1,433
General and administrative	288	246	209
	8,693	6,856	6,708
Loss on impairment	(5,229)	(1,010)	(334)
Gain (loss) on disposal of assets, net	4	257	(9)
Operating income (loss)	(4,776)	1,857	4,390

Other income (expense), net
Interest income	44	23	5
Interest expense, net of amounts capitalized	(621)	(567)	(484)
Loss on retirement of debt	—	(33)	(29)
Other, net	(81)	10	37
	(658)	(567)	(471)
Income (loss) from continuing operations before income tax expense	(5,434)	1,290	3,919
Income tax expense	395	336	723
Income (loss) from continuing operations	(5,829)	954	3,196
Income (loss) from discontinued operations, net of tax	197	34	(26)

Net income (loss)	(5,632)	988	3,170
Net income (loss) attributable to noncontrolling interest	93	27	(11)
Net income (loss) attributable to controlling interest	$(5,725)	$961	$3,181

Earnings per share-basic
Earnings (loss) from continuing operations	$(18.40)	$2.88	$9.95
Earnings (loss) from discontinued operations	0.61	0.11	(0.08)
Earnings (loss) per share	$(17.79)	$2.99	$9.87

Earnings per share-diluted
Earnings (loss) from continuing operations	$(18.40)	$2.88	$9.92
Earnings (loss) from discontinued operations	0.61	0.11	(0.08)
Earnings (loss) per share	$(17.79)	$2.99	$9.84

Weighted-average shares outstanding
Basic	322	320	320
Diluted	322	320	321

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2011	2010	2009

Net income (loss)	$(5,632)	$988	$3,170

Other comprehensive income (loss) before income taxes
Unrecognized components of net periodic benefit costs	(204)	(8)	37
Unrecognized loss on derivative instruments	(13)	(29)	(2)
Unrecognized loss on marketable securities	(13)	—	—
Recognized components of net periodic benefit costs	25	16	24
Recognized loss on derivative instruments	11	12	6
Recognized loss on marketable securities	13	—	1

Other comprehensive income (loss) before income taxes	(181)	(9)	66
Income taxes related to other comprehensive income (loss)	13	(9)	24
Other comprehensive income (loss), net of income taxes	(168)	(18)	90

Total comprehensive income (loss)	(5,800)	970	3,260
Total comprehensive income (loss) attributable to noncontrolling interest	89	6	(6)

Total comprehensive income (loss) attributable to controlling interest	$(5,889)	$964	$3,266

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2011	2010

Assets
Cash and cash equivalents	$4,017	$3,394
Accounts receivable, net
Trade	2,049	1,653
Other	127	190
Materials and supplies, net	627	514
Deferred income taxes, net	142	115
Assets held for sale	26	—
Other current assets	621	329
Total current assets	7,609	6,195

Property and equipment	29,037	26,721
Property and equipment of consolidated variable interest entities	2,252	2,214
Less accumulated depreciation	8,760	7,616
Property and equipment, net	22,529	21,319
Goodwill	3,205	8,132
Other assets	1,745	1,165
Total assets	$35,088	$36,811

Liabilities and equity
Accounts payable	$880	$832
Accrued income taxes	89	109
Debt due within one year	1,942	1,917
Debt of consolidated variable interest entities due within one year	97	95
Other current liabilities	2,350	883
Total current liabilities	5,358	3,836

Long-term debt	10,756	8,354
Long-term debt of consolidated variable interest entities	741	855
Deferred income taxes, net	523	575
Other long-term liabilities	1,903	1,791
Total long-term liabilities	13,923	11,575

Commitments and contingencies
Redeemable noncontrolling interest	116	25

Shares, CHF 15.00 par value, 365,135,298 authorized, 167,617,649 conditionally authorized, 365,135,298 issued and 349,805,793 outstanding at December 31, 2011; and 335,235,298 authorized, 167,617,649 conditionally authorized, 335,235,298 issued and 319,080,678 outstanding at December 31, 2010	4,982	4,482
Additional paid-in capital	7,211	7,504
Treasury shares, at cost, 2,863,267 held at December 31, 2011 and 2010	(240)	(240)
Retained earnings	4,244	9,969
Accumulated other comprehensive loss	(496)	(332)
Total controlling interest shareholders’ equity	15,701	21,383
Noncontrolling interest	(10)	(8)
Total equity	15,691	21,375
Total liabilities and equity	$35,088	$36,811

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2011	2010	2009	2011	2010	2009
	Shares			Amount
Shares
Balance, beginning of period	319	321	319	$4,482	$4,472	$4,444
Issuance of shares	30	—	—	488	—	—
Issuance of shares under share-based compensation plans	1	1	2	12	10	28
Purchases of shares held in treasury	—	(3)	—	—	—	—
Balance, end of period	350	319	321	$4,982	$4,482	$4,472
Additional paid-in capital
Balance, beginning of period				$7,504	$7,407	$7,313
Issuance of shares, net of issue costs				671	—	—
Share-based compensation				95	102	81
Issuance of shares under share-based compensation plans				(18)	(11)	7
Obligation for distribution of qualifying additional paid-in capital				(1,041)	—	—
Other, net				—	6	6
Balance, end of period				$7,211	$7,504	$7,407
Treasury shares, at cost
Balance, beginning of period				$(240)	$—	$—
Purchases of shares held in treasury				—	(240)	—
Balance, end of period				$(240)	$(240)	$—
Retained earnings
Balance, beginning of period				$9,969	$9,008	$5,827
Net income (loss) attributable to controlling interest				(5,725)	961	3,181
Balance, end of period				$4,244	$9,969	$9,008
Accumulated other comprehensive loss
Balance, beginning of period				$(332)	$(335)	$(420)
Other comprehensive income (loss) attributable to controlling interest				(164)	3	85
Balance, end of period				$(496)	$(332)	$(335)
Total controlling interest shareholders’ equity
Balance, beginning of period				$21,383	$20,552	$17,164
Total comprehensive income (loss) attributable to controlling interest				(5,889)	964	3,266
Issuance of shares, net of issue costs				1,159	—	—
Share-based compensation				95	102	81
Issuance of shares under share-based compensation plans				(6)	(1)	35
Obligation for distribution of qualifying additional paid-in capital				(1,041)	—	—
Purchases of shares held in treasury				—	(240)	—
Other, net				—	6	6
Balance, end of period				$15,701	$21,383	$20,552
Noncontrolling interest
Balance, beginning of period				$(8)	$7	$3
Total comprehensive income (loss) attributable to noncontrolling interest				(2)	7	(6)
Reclassification of redeemable noncontrolling interest				—	(26)	—
Other, net				—	4	10
Balance, end of period				$(10)	$(8)	$7
Total equity
Balance, beginning of period				$21,375	$20,559	$17,167
Total comprehensive income (loss)				(5,891)	971	3,260
Issuance of shares, net of issue costs				1,159	—	—
Share-based compensation				95	102	81
Issuance of shares under share-based compensation plans				(6)	(1)	35
Obligation for distribution of qualifying additional paid-in capital				(1,041)	—	—
Purchases of shares held in treasury				—	(240)	—
Other, net				—	(16)	16
Balance, end of period				$15,691	$21,375	$20,559

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2011	2010	2009

Cash flows from operating activities
Net income (loss)	$(5,632)	$988	$3,170
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(45)	(98)	(281)
Depreciation and amortization	1,449	1,536	1,433
Share-based compensation expense	95	102	81
Loss on impairment	5,229	1,010	334
(Gain) loss on disposal of assets, net	(4)	(257)	9
Gain on disposal of discontinued operations, net	(181)	—	—
Amortization of debt issue costs, discounts and premiums, net	125	189	209
Deferred income taxes	(31)	(114)	(15)
Other, net	112	55	93
Changes in deferred revenue, net	(16)	205	169
Changes in deferred expenses, net	(61)	(79)	(38)
Changes in operating assets and liabilities	745	409	434
Net cash provided by operating activities	1,785	3,946	5,598

Cash flows from investing activities
Capital expenditures	(1,020)	(1,391)	(3,041)
Investment in business combination, net of cash acquired	(1,246)	—	—
Payment for settlement of forward exchange contract, net	(78)	—	—
Purchases of marketable securities	—	—	(269)
Proceeds from disposal of assets, net	177	60	18
Proceeds from disposal of discontinued operations, net	284	—	—
Proceeds from insurance recoveries for loss of drilling unit	—	560	—
Proceeds from sale of marketable securities	—	37	564
Other, net	(13)	13	34
Net cash used in investing activities	(1,896)	(721)	(2,694)

Cash flows from financing activities
Changes in short-term borrowings, net	(88)	(193)	(382)
Proceeds from debt	2,939	2,054	514
Repayments of debt	(2,409)	(2,565)	(2,871)
Proceeds from restricted cash investments	479	—	—
Deposits to restricted cash investments	(523)	—	—
Proceeds from share issuance	1,211	—	—
Distribution of qualifying additional paid-in capital	(763)	—	—
Purchases of shares held in treasury	—	(240)	—
Financing costs	(83)	(15)	(2)
Other, net	(29)	(2)	4
Net cash provided by (used in) financing activities	734	(961)	(2,737)

Net increase in cash and cash equivalents	623	2,264	167
Cash and cash equivalents at beginning of period	3,394	1,130	963
Cash and cash equivalents at end of period	$4,017	$3,394	$1,130

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” the “Company,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2011, we owned or had partial ownership interests in and operated 135 mobile offshore drilling units.  As of this date, our fleet consisted of 50 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 50 Standard Jackups and one swamp barge.  In addition, we had two Ultra-Deepwater Floaters and four High-Specification Jackups under construction (see Note 10—Drilling Fleet).

We also provide oil and gas drilling management services, drilling engineering and drilling project management services through Applied Drilling Technology Inc., our wholly owned subsidiary, and through ADT International, a division of one of our U.K. subsidiaries (together, “ADTI”).  ADTI conducts drilling management services primarily on either a dayrate or a completed-project, fixed-price (or “turnkey”) basis.

In February 2011, we sold the subsidiary that owns the High-Specification Jackup Trident 20, located in the Caspian Sea.  In March 2011, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties reporting unit, a component of our other operations segment, which comprises the exploration, development and production activities performed by Challenger Minerals Inc. and Challenger Minerals (North Sea) Limited (together, “CMI”).  As a result of these actions, we reclassified to discontinued operations the operating results associated with our Caspian Sea operations and our oil and gas operations.  Additionally, we reclassified the assets and liabilities of these components as held for sale.  In October 2011, we completed the sale of Challenger Minerals (North Sea) Limited.  See Note 7—Discontinued Operations and Note 28—Subsequent Events.

In October 2011, we completed our acquisition of Aker Drilling, a Norwegian company formerly listed on the Oslo Stock Exchange.  In connection with the acquisition, we acquired two Harsh Environment, Ultra-Deepwater semisubmersibles currently operating on long-term contracts in Norway.  Additionally, we acquired two Ultra-Deepwater drillships currently under construction at the Daewoo Shipbuilding & Marine Engineering Co. Ltd. shipyard in Korea, which have expected deliveries in 2014.  See Note 4—Business Combination.

Note 2—Significant Accounting Policies

Accounting estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, investments, notes receivable, goodwill and other intangible assets, income taxes, share-based compensation, defined benefit pension plans and other postretirement benefits and contingencies.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require significant judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for investments in entities if we have the ability to exercise significant influence over an entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for investments in other entities if we do not have the ability to exercise significant influence over the unconsolidated affiliate.  See Note 23—Variable Interest Entities.

We recognized equity in earnings of unconsolidated affiliates, recorded in other, net, on our consolidated statements of operations, in the amount of $18 million, $8 million and $6 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Our investments in and advances to unconsolidated affiliates, recorded in other assets, had carrying amounts of less than $1 million and $19 million at December 31, 2011 and 2010, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Business combination—In connection with our acquisition of Aker Drilling, we applied the acquisition method of accounting.  Accordingly, we recorded the acquired assets and assumed liabilities at fair value and recognized goodwill to the extent the fair value of the business acquired exceeded the fair value of the net assets.  We estimated the fair values of the acquired assets and assumed liabilities as of the date of the acquisition, and our estimates are subject to adjustment based on our final assessments of the fair values of property and equipment, intangible assets, liabilities and our evaluation of tax positions and contingencies.  We will complete our final assessments of the fair values of the acquired assets and assumed liabilities and our final evaluations of uncertain tax positions and contingencies within one year of the acquisition date.  See Note 4—Business Combination.

Operating revenues and expenses—We recognize operating revenues as they are earned, based on contractual dayrates or on a fixed-price basis.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method.  Our policy to amortize the fees related to contract preparation, mobilization and capital upgrades on a straight-line basis over the estimated firm period of drilling is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we account for loss contracts as the losses are incurred.  Costs of relocating drilling units without contracts to more promising market areas are expensed as incurred.  Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses.  Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project.  The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.  We incur periodic survey and drydock costs in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis.  Costs associated with these certifications are deferred and amortized on a straight-line basis over the period until the next survey.

Contract drilling intangible revenues—In connection with our business combination with GlobalSantaFe Corporation in November 2007, we acquired drilling contracts for future contract drilling services.  The terms of these contracts include all fixed dayrates that were above or below the market dayrates that were available for similar contracts as of the date of the business combination.  We recognized the fair value adjustments as contract intangible assets and liabilities, recorded in other assets and other long-term liabilities, respectively.  We amortize the resulting contract drilling intangible revenues on a straight-line basis over the respective contract period.  We recognized contract drilling intangible revenues of $45 million, $98 million and $281 million in the years ended December 31, 2011, 2010 and 2009, respectively.  See Note 11—Goodwill and Other Intangible Assets.

Other revenues—Our other revenues represent those derived from drilling management services, integrated services, and customer reimbursable revenues.  For fixed-price contracts associated with our drilling management services, we recognize revenues and expenses upon well completion and customer acceptance, and we recognize loss provisions on contracts in progress when losses are anticipated.  We refer to integrated services as those services we provide through contractors and our employees under certain contracts that include well and logistics services in addition to our normal drilling services.  We consider customer reimbursable revenues to be billings to our customers for reimbursement of certain equipment, materials and supplies, third-party services, employee bonuses and other expenses that we recognize in operating and maintenance expense, the result of which has little or no effect on operating income.

Share-based compensation—For time-based awards, we recognize compensation expense on a straight-line basis through the date the employee is no longer required to provide service to earn the award (the “service period”).  For market-based awards that vest at the end of the service period, we recognize compensation expense on a straight-line basis through the end of the service period.  For performance-based awards with graded vesting conditions, we recognize compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  Share-based compensation expense is recognized, net of a forfeiture rate, estimated at the time of grant based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures.

To measure the fair values of time-based restricted shares and deferred units granted or modified, we use the market price of our shares on the grant date or modification date.  To measure the fair values of stock options and stock appreciation rights (“SARs”) granted or modified, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, dividend yield and expected volatility.  The expected life is based on historical information of past employee behavior regarding exercises and forfeitures of options.  The risk-free interest rate is based upon the published U.S. Treasury yield curve in effect at the time of grant or modification for instruments with a similar life.  The dividend yield is based on our history and expectation of dividend payouts.  The expected volatility is based on a blended rate with an equal weighting of the (a) historical volatility based on historical data for an amount of time approximately equal to the expected life and (b) implied volatility derived from our at-the-money long-dated call options.  To measure the fair values of market-based deferred units granted or modified, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we apply assumptions using a risk neutral model and an average price at the performance start date.  The risk neutral model assumes that all peer group stocks grow at the risk-free rate.  The average price at the performance start date is based on the average stock price for the preceding 30 trading days.

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees.  Tax deduction benefits for awards in excess of recognized compensation costs are reported as a financing cash flow.  Share-based compensation expense was $95 million, $102 million and $81 million in the years ended December 31, 2011, 2010 and 2009, respectively.  Income tax benefit on share-based compensation expense was $16 million, $13 million, and $11 million in the years ended December 31, 2011, 2010 and 2009, respectively.  See Note 18—Share-Based Compensation Plans.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects.  We capitalized interest costs on construction work in progress of $39 million, $89 million and $182 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Foreign currency—The majority of our revenues and expenditures are denominated in U.S. dollars to limit our exposure to currency exchange rate fluctuations, resulting in the use of the U.S. dollar as the functional currency for all of our operations.  We recognize foreign currency exchange gains and losses in other income (expense), net.  We recognized net foreign currency exchange gain (losses) of $(99) million, $1 million and $(33) million for the years ended December 31, 2011, 2010 and 2009, respectively.  See Note 13—Derivatives and Hedging.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  We provide a valuation allowance to offset deferred tax assets for net operating losses (“NOL”) incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  We provide a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and the provisions and benefits resulting from changes to those liabilities are included in our annual tax provision along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 6—Income Taxes.

Cash and cash equivalents—Cash equivalents are highly liquid debt instruments with original maturities of three months or less that may include time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-end, management investment trusts (“management trusts”).  The management trusts invest exclusively in high-quality money market instruments.

We maintain restricted cash investments that are pledged for debt service, as required under certain bank credit agreements.  We classify such restricted cash investment balances in other current assets if the restriction is expected to expire within one year and in other assets if the restriction is expected to expire in greater than one year.  At December 31, 2011, the aggregate carrying amount of our restricted cash investments was $928 million, of which $182 million and $746 million was classified in other current assets and other assets, respectively.  At December 31, 2010, the aggregate carrying amount of our restricted cash investments was $47 million, classified in other assets.  See Note 12—Debt.

Allowance for doubtful accounts—We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a major customer, when we believe the required payment of specific amounts owed is unlikely to occur.  We derive a majority of our revenues from services to international oil companies and government-owned or government-controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables.  The allowance for doubtful accounts was $28 million and $38 million at December 31, 2011 and 2010, respectively.

Materials and supplies—Materials and supplies are carried at average cost less an allowance for obsolescence.  The allowance for obsolescence was $73 million and $70 million at December 31, 2011 and 2010, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  Assets held for sale were $26 million and less than $1 million at December 31, 2011 and 2010, respectively.  See Note 7—Discontinued Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Property and equipment—Property and equipment, consisting primarily of offshore drilling rigs and related equipment, represented approximately 64 percent of our total assets at December 31, 2011.  The carrying amounts of these assets are based on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  We compute depreciation using the straight-line method after allowing for salvage values.  We capitalize expenditures for renewals, replacements and improvements, and we expense maintenance and repair costs as incurred.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.

Estimated original useful lives of our drilling units range from 18 to 35 years, our buildings and improvements range from 10 to 30 years and our machinery and equipment range from four to 12 years.  From time to time, we may review the estimated remaining useful lives of our drilling units, and we may extend the useful life when events and circumstances indicate a drilling unit can operate beyond its remaining useful life.  During 2011, we adjusted the useful lives for two rigs, extending the estimated useful lives from between 20 and 30 years to between 23 and 38 years.  During 2010, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 20 and 36 years to between 25 and 39 years.  During 2009, we adjusted the useful lives for 10 rigs, extending the estimated useful lives from between 30 and 35 years to between 33 and 50 years.  We deemed the life extensions appropriate for each of these rigs based on the respective contracts under which the rigs were operating and the additional life-extending work, upgrades and inspections we performed on the rigs.  For each of the years ended December 31, 2011, 2010 and 2009, the changes in estimated useful lives of these rigs resulted in a reduction in depreciation expense of $2 million ($0.01 per diluted share from continuing operations), $23 million ($0.07 per diluted share from continuing operations) and $23 million ($0.07 per diluted share from continuing operations), respectively, which had no tax effect for any period.

Long-lived assets and definite-lived intangible assets—We review the carrying amounts of long-lived assets and definite-lived intangible assets, principally property and equipment and a drilling management services customer relationships intangible asset, for potential impairment when events occur or circumstances change that indicate that the carrying value of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the undiscounted estimated future net cash flows, based on projected dayrates and utilization, of the asset group under review.  We consider our asset groups to be Ultra-Deepwater Floaters, Deepwater Floaters, Harsh Environment Floaters, Midwater Floaters, High-Specification Jackups, and Standard Jackups.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its fair value.  We measure the fair values of our contract drilling asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For our drilling management services customer relationships asset, we estimate fair value using the excess earnings method, which applies the income approach.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds fair value less cost to sell.

In the year ended December 31, 2011, we concluded that our assets held for sale were impaired, and we recognized a loss on impairment of $28 million.  In the year ended December 31, 2010, we concluded that our Standard Jackup asset group was impaired, and we recognized a loss on impairment of $1.0 billion ($3.15 per diluted share from continuing operations), which had no tax effect.  In the year ended December 31, 2009, we determined that our assets held for sale and our customer relationships intangible asset were impaired, and we recognized losses on the impairment of these assets in the amount of $279 million ($0.87 per diluted share from continuing operations), which had no tax effect, and $49 million ($0.15 per diluted share from continuing operations), which had no tax effect.  See Note 5—Impairments and Note 11—Goodwill and Other Intangible Assets.

Goodwill and other indefinite-lived intangible assets—We conduct impairment testing for our goodwill and other indefinite-lived intangible assets annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that may indicate a reduction in the fair value of a reporting unit or the indefinite-lived intangible asset is below its carrying value.

We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We have identified two reporting units for this purpose: (1) contract drilling services and (2) drilling management services.  We test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

For our contract drilling services reporting unit, we estimate fair value using projected discounted cash flows, publicly traded company multiples and acquisition multiples.  To develop the projected cash flows associated with our contract drilling services reporting unit, which are based on estimated future dayrates and utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers.  We discount the projected cash flows using a long-term, risk-adjusted weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units.  We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions.  If the reporting unit’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.  As a result of our annual impairment testing on October 1, 2011, we concluded that our goodwill was impaired due to a decline in projected cash flows and market valuations for this reporting unit, and we recognized an estimated loss on impairment of goodwill in the amount of $5.2 billion ($16.15 per diluted share from continuing operations), which had no tax effect.  As a result of our annual impairment testing in each of the years ended December 31, 2010 and 2009, we concluded that goodwill was not impaired.  See Note 5—Impairments and Note 11—Goodwill and Other Intangible Assets.

For our trade name intangible asset, which we have identified as indefinite-lived, we estimate fair value using the relief from royalty method, which applies the income approach.  As a result of our impairment testing in the years ended December 31, 2011 and 2010, we concluded that the trade name intangible asset for our drilling management services reporting unit was not impaired.  As a result of impairment testing in the year ended December 31, 2009, we concluded that the trade name intangible asset for our drilling management services reporting unit was impaired, and we recognized a loss on impairment in the amount of $6 million ($0.02 per diluted share from continuing operations), which had no tax effect.  See Note 5—Impairments and Note 11—Goodwill and Other Intangible Assets.

Derivatives and hedging—From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in interest rates and currency exchange rates.  We record derivatives on our consolidated balance sheet, measured at fair value.  For derivatives that do not qualify for hedge accounting, we recognize the gains and losses associated with changes in the fair value in current period earnings.

We may enter into cash flow hedges to manage our exposure to variability of the expected future cash flows of recognized assets or liabilities or of unrecognized forecasted transactions.  For a derivative that is designated and qualifies as a cash flow hedge, we initially recognize the effective portion of the gains or losses in other comprehensive income and subsequently recognize the gains and losses in earnings in the period in which the hedged forecasted transaction affects earnings.  We recognize the gains and losses associated with the ineffective portion of the hedges in interest expense in the period in which they are realized.

We may enter into fair value hedges to manage our exposure to changes in fair value of recognized assets or liabilities, such as fixed-rate debt, or of unrecognized firm commitments.  For a derivative that is designated and qualifies as a fair value hedge, we simultaneously recognize in current period earnings the gains or losses on the derivative along with the offsetting losses or gains on the hedged item attributable to the hedged risk.  The resulting ineffective portion, which is measured as the difference between the change in fair value of the derivative and the hedged item, is recognized in current period earnings.  See Note 13—Derivatives and Hedging and Note 22—Financial Instruments and Risk Concentration.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining benefit obligations and the fair value of plan assets.  We determine our net periodic benefit costs based on a market-related valuation of assets that reduces year-to-year volatility by recognizing investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

The obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, are actuarially determined by applying assumptions, including long-term rate of return on plan assets, discount rates, compensation increases, employee turnover rates and health care cost trend rates.  The two most critical assumptions are the long-term rate of return on plan assets and the discount rate.

For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, which are weighted to consider each plan’s target asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short-term and long-term compensation expectations for participants, including salary increases and performance bonus payments.  For the health care cost trend rate for other postretirement benefits, we establish our assumptions for health care cost trends, applying an initial trend rate that reflects both our recent historical experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant.

Pension and other postretirement benefit plan obligations represented an aggregate liability in the amount of their net underfunded status of $640 million and $469 million, at December 31, 2011 and 2010, respectively.  Net periodic benefit costs were $88 million, $91 million and $87 million for the years ended December 31, 2011, 2010 and 2009, respectively.  See Note 14—Postemployment Benefit Plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Contingent liabilities—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize liabilities for legal costs as they are incurred, and we recognize a corresponding asset for those legal costs that we expect to be recovered through insurance.

Reclassifications—We have made certain reclassifications, which did not have an effect on net income, to prior period amounts to conform with the current year’s presentation, including certain reclassifications to our consolidated statement of financial position, results of operations and cash flows to present our oil and gas operating segment and our Caspian Sea operations as discontinued operations (see Note 7—Discontinued Operations).  These reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Subsequent events—We evaluate subsequent events through the time of our filing on the date we issue our financial statements.  See Note 28—Subsequent Events.

Note 3—New Accounting Pronouncements

Recently Issued Accounting Standards

Intangibles-goodwill and other—Effective January 1, 2012, we will adopt the accounting standards update that amends the goodwill impairment testing requirements by giving an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether the two-step impairment test is required.  The update is effective for goodwill impairment tests performed for annual and interim periods beginning after December 15, 2011.  We do not expect that our adoption will have a material effect on our consolidated financial statements.

Balance sheet—Effective January 1, 2013, we will adopt the accounting standards update that expands the disclosure requirements for the offsetting of assets and liabilities related to certain financial instruments and derivative instruments.  The update requires disclosures to present both gross information and net information for financial instruments and derivative instruments that are eligible for net presentation due to a right of offset, an enforceable master netting arrangement or similar agreement.  The update is effective for interim and annual periods beginning on or after January 1, 2013.  We do not expect that our adoption will have a material effect on the disclosures contained in our balance sheet or notes to consolidated financial statements.

Note 4—Business Combination

On August 14, 2011, we entered into an irrevocable agreement with Aker Capital AS to acquire its 41 percent interest in Aker Drilling.  After receiving clearance by the Oslo Stock Exchange on August 26, 2011, we launched an all cash offer for 100 percent of the shares of Aker Drilling for NOK 26.50 per share.

As of October 3, 2011, the acquisition date, we held 99 percent of the shares of Aker Drilling, having paid an aggregate amount of NOK 7.9 billion, equivalent to $1.4 billion.  On October 4, 2011, we acquired the remaining noncontrolling interest from holders that were required to tender their shares pursuant to Norwegian law.  We believe the acquisition of Aker Drilling enhances the composition of our High-Specification Floater fleet and strengthens our presence in Norway.  In accounting for the business combination, we applied the acquisition method of accounting, recording the assets and liabilities of Aker Drilling at their estimated fair values as of the acquisition date.  During the year ended December 31, 2011, we incurred acquisition costs of $22 million, recognized in general and administrative expense.

As of October 3, 2011, the acquisition price included the following, measured at estimated fair value: current assets of $323 million, drilling rigs and other property and equipment of $1.8 billion, other assets of $756 million, and the assumption of current liabilities of $272 million and long-term debt of $1.6 billion.  The acquired assets included $901 million of cash investments restricted for the payment of certain assumed debt instruments.  The excess of the purchase price over the estimated fair value of net assets acquired was approximately $273 million, which was recorded as goodwill.  Certain fair value measurements have not been completed, and the purchase price allocation remains preliminary due to the timing of the acquisition and due to the number of acquired assets and assumed liabilities.  We continue to review the estimated fair values of property and equipment, intangible assets, and other assets and liabilities, and to evaluate the assumed tax positions and contingencies.

We have included approximately three months of operating results of Aker Drilling in our consolidated results of operations.  Our operating revenues include approximately $100 million of contract drilling revenues associated with the operations of Aker Drilling for the year ended December 31, 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Unaudited pro forma combined operating results, assuming the acquisition was completed as of January 1, 2010, were as follows (in millions, except per share data):

	Years ended December 31,
	2011	2010
Operating revenues	$9,454	$9,797
Operating income (loss)	(4,628)	1,975
Income (loss) from continuing operations	(5,806)	999

Per share earnings (loss) from continuing operations
Basic	$(18.33)	$3.02
Diluted	$(18.33)	$3.02

The pro forma financial information includes various adjustments, primarily related to additional depreciation resulting from the fair value adjustments to the acquired property and equipment.  The pro forma information is not necessarily indicative of the results of operations had the acquisition of Aker Drilling been completed on the assumed dates or the results of operations for any future periods.

Note 5—Impairments

Assets held for sale—During the year ended December 31, 2011, we recognized an aggregate loss of $28 million ($0.09 per diluted share from continuing operations), which had a tax effect of less than $1 million, associated with the impairment of GSF Britannia, George H. Galloway, GSF Labrador, and Searex IV, which were each classified as an asset held for sale at the time of impairment.  We measured the impairments as the amount by which the carrying amounts of these rigs and related assets exceeded the estimated fair values less costs to sell the rigs and related assets.  We estimated the fair values of the rigs and related assets using significant observable inputs, including binding sale and purchase agreements for the assets.

During the year ended December 31, 2009, we determined that GSF Arctic II and GSF Arctic IV, both classified as assets held for sale, were impaired due to the global economic downturn and pressure on commodity prices, both of which had an adverse effect on our industry.  We estimated the fair values of these rigs based on an exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date and considering our undertakings to the Office of Fair Trading in the U.K. (“OFT”) that required the sale of the rigs with certain limitations and in a limited amount of time.  We based our estimates on significant unobservable inputs, including non-binding price quotes from unaffiliated parties, considering the then-current market conditions and restrictions imposed by the OFT.  For the year ended December 31, 2009, as a result of our evaluation, we recognized a loss on impairment of $279 million ($0.87 per diluted share), which had no tax effect.  In the year ended December 31, 2010, we completed the sale of these drilling units.  See Note 10—Drilling Fleet.

Assets held and used—During the year ended December 31, 2010, we determined that the Standard Jackup asset group in our contract drilling services reporting unit was impaired due to projected declines in dayrates and utilization.  We measured the fair value of this asset group by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Our valuation utilized the projection of the future performance of the asset group based on significant unobservable inputs, including assumptions regarding long-term projections for future revenues and costs, dayrates, rig utilization and idle time.  As a result, we determined that the carrying amount of the Standard Jackup asset group exceeded its fair value, and we recognized a loss on impairment of long-lived assets in the amount of $1.0 billion ($3.15 per diluted share from continuing operations), which had no tax effect, during the year ended December 31, 2010.  We did not have an impairment of our assets held and used in either of the years ended December 31, 2011 or 2009.

Goodwill and other indefinite-lived intangible assets—As a result of our annual impairment test, performed as of October 1, 2011, we determined that the goodwill associated with our contract drilling services reporting unit was impaired due to a decline in projected cash flows and market valuations for this reporting unit, and we recognized our best estimate of the loss on impairment in the amount of $5.2 billion ($16.15 per diluted share from continuing operations), which had no tax effect.  We estimated the implied fair value of the goodwill using a variety of valuation methods, including cost, income, and market approaches.  Our valuation required us to project the future performance of the contract drilling services reporting unit based on significant unobservable inputs, including assumptions for future commodity prices, projected demand for our services, rig availability and dayrates.  We have not completed the measurement of our goodwill impairment due to the complexities involved in determining the implied fair value of goodwill.  Our estimate is, therefore, subject to adjustment.  We expect to complete the measurement of our goodwill impairment in the three months ending March 31, 2012.  As a result of our annual impairment testing for our contract drilling services reporting unit in the year ended December 31, 2010 and 2009, we concluded that goodwill was not impaired.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

During the year ended December 31, 2009, we determined that the trade name intangible asset associated with our drilling management services reporting unit was impaired due to market conditions resulting from the global economic downturn and continued pressure on commodity prices.  We estimated the fair value of the trade name intangible asset using the relief from royalty method, a valuation methodology that applies the income approach.  Our valuation required us to project the future performance of the drilling management services reporting unit based on significant unobservable inputs, including assumptions for future commodity prices, projected demand for our services, rig availability and dayrates.  As a result of our valuations in the year ended December 31, 2009, we determined that the carrying amount of the trade name intangible asset exceeded its fair value, and we recognized a loss on impairment of $6 million ($0.02 per diluted share), which had no tax effect.  In the years ended December 31, 2011 and 2010, we determined that we did not have an impairment of our trade name intangible asset.

Definite-lived intangible assets—During the year ended December 31, 2009, we determined that the customer relationships intangible asset associated with our drilling management services reporting unit was impaired due to market conditions resulting from the global economic downturn and continued pressure on commodity prices.  We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation methodology that applies the income approach.  Our valuation required us to project the future performance of the drilling management services reporting unit based on significant unobservable inputs, including assumptions for future commodity prices, projected demand for our services, rig availability and dayrates.  As a result of our valuation in the year ended December 31, 2009, we determined that the carrying amount of the customer relationships intangible asset exceeded its fair value, and we recognized a loss on impairment of $49 million ($0.15 per diluted share from continuing operations), which had no tax effect.  We were not required to test our definite-lived intangible assets for impairment in either of the years ended December 31, 2011 or 2010.

Note 6—Income Taxes

Tax rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax.  Consequently, Transocean Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  Generally, our annual marginal tax rate is lower than our annual effective tax rate.

The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Current tax expense	$426	$450	$738
Deferred tax expense (benefit)	(31)	(114)	(15)
Income tax expense	$395	$336	$723

The following is a reconciliation of the differences between the income tax expense for our continuing operations computed at the Swiss holding company federal statutory rate of 7.83 percent and our reported provision for income taxes (in millions):

	Years ended December 31,
	2011	2010	2009
Income tax expense at the Swiss federal statutory rate	$(425)	$101	$307
Taxes on earnings subject to rates greater than the Swiss federal statutory rate	285	107	288
Taxes on impairment loss subject to rates less than the Swiss federal statutory rate	409	79	—
Taxes on asset sales subject to rates less than the Swiss federal statutory rate	(16)	—	—
Taxes on litigation matters subject to rates less than the Swiss federal statutory rate	78	—	—
Changes in unrecognized tax benefits, net	62	71	135
Change in valuation allowance	19	4	49
Benefit from foreign tax credits	(28)	(23)	(49)
Taxes on asset acquisition costs at rates lower than the Swiss federal statutory rate	8	—	—
Other, net	3	(3)	(7)
Income tax expense	$395	$336	$723

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2011	2010
Deferred tax assets
Drilling contract intangibles	$2	$6
Net operating loss carryforwards	341	184
Tax credit carryforwards	45	29
Accrued payroll expenses not currently deductible	77	72
Deferred income	67	84
Valuation allowance	(183)	(164)
Other	81	61
Total deferred tax assets	430	272

Deferred tax liabilities
Depreciation and amortization	(749)	(680)
Drilling management services intangibles	(25)	(26)
Other	(37)	(26)
Total deferred tax liabilities	(811)	(732)

Net deferred tax liabilities	$(381)	$(460)

Our deferred tax assets include U.S. foreign tax credit carryforwards of $45 million, which will expire between 2015 and 2021.  Deferred tax assets related to our NOLs were generated in various worldwide tax jurisdictions.  The tax effect of our Brazilian NOLs, which do not expire, was $57 million and $62 million at December 31, 2011 and 2010, respectively.  In connection with our acquisition of Aker Drilling, we acquired $141 million of Norwegian NOLs, which do not expire.

The valuation allowance for our non-current deferred tax assets was as follows (in millions):

	December 31,
	2011	2010
Valuation allowance for non-current deferred tax assets	$183	$164

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future.  Should our expectations change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested.  As such, we have not provided for taxes on these unremitted earnings.  Should we make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  At December 31, 2011, the amount of indefinitely reinvested earnings was approximately $2.2 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $150 million to $200 million.

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Balance, beginning of period	$485	$460	$372
Additions for current year tax positions	45	46	64
Additions for prior year tax positions	23	9	62
Reductions for prior year tax positions	—	(11)	(22)
Settlements	(42)	(17)	(3)
Reductions related to statute of limitation expirations	(2)	(2)	(13)
Balance, end of period	$509	$485	$460

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2011	2010
Unrecognized tax benefits, excluding interest and penalties	$509	$485
Interest and penalties	272	235
Unrecognized tax benefits, including interest and penalties	$781	$720

For the years ended December 31, 2011, 2010 and 2009, we recognized interest and penalties related to our unrecognized tax benefits, recorded as a component of income tax expense, in the amount of $37 million, $35 million and $51 million, respectively.  If recognized, $781 million of our unrecognized tax benefits, including interest and penalties, as of December 31, 2011, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2012 primarily due to the progression of open audits or the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non-U.S. tax matters for years prior to 2003.  For the years ended December 31, 2011, 2010 and 2009, the amount of current tax benefit recognized from the settlement of disputes with tax authorities and from the expiration of statutes of limitations was insignificant.

Our tax returns in the major jurisdictions in which we operate, other than the U.S., Norway and Brazil which are mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 17 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated cash flows.

U.S. tax investigations—With respect to our 2004 U.S. federal income tax return, the U.S. tax authorities withdrew all of their previously proposed tax adjustments, including all claims related to transfer pricing.  Accordingly, the trial previously scheduled to be heard in U.S. Tax Court in February 2012 has been cancelled.  With respect to our 2005 U.S. federal income tax returns, the U.S. tax authorities have withdrawn all of their previously proposed tax adjustments, except a claim regarding transfer pricing for certain charters of drilling rigs between our subsidiaries, resulting in a total proposed adjustment of approximately $50 million, excluding interest.  We believe an unfavorable outcome on this assessment with respect to 2005 activities would not result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  Although we believe the transfer pricing for these charters is materially correct, we have been unable to reach a resolution with the tax authorities.

In May 2010, we received an assessment from the U.S. tax authorities related to our 2006 and 2007 U.S. federal income tax returns.  In July 2010, we filed a protest letter with the U.S. tax authorities responding to this assessment.  The significant issues raised in the assessment relate to transfer pricing for certain charters of drilling rigs between our subsidiaries and the creation of intangible assets resulting from the performance of engineering services between our subsidiaries.  These two items would result in net adjustments of approximately $278 million of additional taxes, excluding interest.  An unfavorable outcome on these adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We believe our returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims.

In addition, the May 2010 assessment included adjustments related to a series of restructuring transactions that occurred between 2001 and 2004.  These restructuring transactions impacted our basis in our former subsidiary, TODCO, which we disposed of in 2004 and 2005.  The authorities are disputing the amount of capital losses that resulted from the disposition of TODCO.  We utilized a portion of the capital losses to offset capital gains on our U.S federal income tax returns for 2006 through 2009.  The majority of the capital losses were unutilized and expired on December 31, 2009.  The adjustments would also impact the amount of certain net operating losses and other carryovers in 2006 and later years.  The authorities are also contesting the characterization of certain amounts of income received in 2006 and 2007 as capital gain and thus the availability of the capital gain for offset by the capital loss.  These claims with respect to our U.S. federal income tax returns for 2006 through 2009 could result in net tax adjustments of approximately $295 million.  An unfavorable outcome on these potential adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We believe that our U.S federal income tax returns are materially correct as filed, and we intend to vigorously defend against any potential claims.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The May 2010 assessment also included certain claims with respect to withholding taxes and certain other items resulting in net tax adjustments of approximately $160 million, excluding interest.  In addition, the tax authorities assessed penalties associated with the various tax adjustments for the 2006 and 2007 audits in the aggregate amount of approximately $88 million, excluding interest.  We believe that our tax returns are materially correct as filed, and we intend to vigorously defend against potential claims.

See Note 28—Subsequent Events.

Norway tax investigations—Norwegian civil tax and criminal authorities are investigating various transactions undertaken by our subsidiaries in 2001 and 2002 as well as the actions of certain employees of our former external tax advisors on these transactions.  The authorities issued tax assessments of (a) approximately $262 million plus interest, related to certain restructuring transactions, (b) approximately $115 million plus interest, related to the migration of a subsidiary that was previously subject to tax in Norway, (c) approximately $69 million plus interest, related to a 2001 dividend payment and (d) approximately $7 million plus interest, related to certain foreign exchange deductions and dividend withholding tax.  We have filed or expect to file appeals to these tax assessments.  With respect to the tax assessment related to the migration of a subsidiary, we provided a guarantee in the amount of approximately $120 million, plus interest, while this dispute is addressed by the Norwegian courts.  Furthermore, we may be required to provide some form of additional financial security, in an amount up to $776 million, including interest and penalties, for these other assessed amounts while these disputes are appealed and addressed by the Norwegian courts.  The authorities have indicated that they plan to seek penalties of 60 percent on most but not all matters.  For these matters, we believe our returns are materially correct as filed, and we have and will continue to respond to all information requests from the Norwegian authorities.  In June 2011, the Norwegian authorities issued criminal indictments against two of our subsidiaries alleging misleading or incomplete disclosures in Norwegian tax returns for the years 1999 through 2001, as well as inaccuracies in Norwegian statutory financial statements for the years ended December 31, 1996 through 2001.  The criminal trial has been scheduled for December 2012.  Two employees of our former external tax advisors were also issued indictments with respect to the disclosures in our tax returns.  We believe these charges are without merit and plan to vigorously defend our subsidiaries to the fullest extent.  We intend to vigorously contest any assertions by the Norwegian civil and criminal authorities in connection with the various transactions being investigated.  In October 2011, the Norwegian authorities issued criminal indictments against a Norwegian tax attorney related to certain of our restructuring transactions and to a 2001 dividend payment.  An unfavorable outcome on these Norwegian civil and criminal tax matters could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  However, while we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate resolution of these matters to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated cash flows.  See Note 28—Subsequent Events.

Brazil tax investigations—Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination.  The Brazilian tax authorities have issued tax assessments totaling $109 million, plus a 75 percent penalty in the amount of $82 million and interest through December 31, 2011 in the amount of $150 million.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these assessments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 7—Discontinued Operations

Oil and gas properties—In March 2011, in connection with our efforts to dispose of non-strategic assets, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties reporting unit, a component of our other operations segment, which comprises the exploration, development and production activities performed by Challenger Minerals Inc. and Challenger Minerals (North Sea) Limited, our wholly owned oil and gas subsidiaries.  In October 2011, we completed the sale of Challenger Minerals (North Sea) Limited for aggregate net cash proceeds of $24 million and we recognized a gain on the disposal of the discontinued operations of $12 million.  See Note 28—Subsequent Events.

Caspian Sea operations—In February 2011, in connection with our efforts to dispose of non-strategic assets, we sold the subsidiary that owns the High-Specification Jackup Trident 20, located in the Caspian Sea.  The disposal of this subsidiary, a component of our contract drilling services segment, reflects our decision to discontinue operations in the Caspian Sea.  As a result of the sale, we received net cash proceeds of $259 million and recognized a gain on the disposal of the discontinued operations of $169 million ($0.52 per diluted share from discontinued operations), which had no tax effect.  Through June 2011, we continued to operate Trident 20 under a bareboat charter to perform services for the customer and the buyer reimbursed us for the approximate cost of providing these services.  Additionally, we provided certain transition services to the buyer through September 2011.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Summarized results of discontinued operations—The summarized results of operations included in income from discontinued operations were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Operating revenues	$62	$110	$115
Costs and expenses	(55)	(99)	(110)
Loss on impairment (a)	(10)	(2)	—
Gain on disposal of discontinued operations, net	181	—	—
Income from discontinued operations before income tax expense	178	9	5
Income tax benefit (expense)	19	25	(31)

Income (loss) from discontinued operations, net of tax	$197	$34	$(26)

(a)          During the year ended December 31, 2011, we recognized a loss on impairment of our oil and gas properties, which were classified as assets held for sale, in the amount of $10 million ($0.03 per diluted share from discontinued operations) since the carrying amount of the properties exceeded the estimated fair value less costs to sell the properties.  We estimated fair value based on significant unobservable inputs, including non-binding price quotes from unaffiliated parties.  During the year ended December 31, 2010, we determined that the goodwill associated with our former oil and gas properties reporting unit was impaired, and we recognized a loss on impairment of the full carrying amount of the goodwill associated with the reporting unit in the amount of $2 million ($0.01 per diluted share from discontinued operations), which had no tax effect.

Assets and liabilities of discontinued operations—As a result of our decision to discontinue the operations of our oil and gas properties reporting unit and the operations of our Caspian Sea subsidiary, we also reclassified the related assets and liabilities of these components of our business to other current assets, other assets, other current liabilities and other long-term liabilities as of December 31, 2010.  The carrying amounts of the major classes of assets and liabilities associated with these operations were classified as follows (in millions):

	December 31,
	2011	2010
Assets
Oil and gas properties, net	$24	$—
Other related assets	2	—
Assets held for sale	$26	$—

Accounts receivable	$6	$22
Other assets	25	17
Other current assets	$31	$39

Rig and related equipment, net	$—	$86
Oil and gas properties, net	—	53
Other assets	$—	$139

Liabilities
Accounts payable	$3	$15
Other liabilities	14	13
Other current liabilities	$17	$28

Asset retirement obligation	$—	$9
Deferred taxes	—	19
Other long-term liabilities	$—	$28

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 8—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings were as follows (in millions, except per share data):

	Years ended December 31,
	2011		2010		2009
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings per share
Income (loss) from continuing operations attributable to controlling interest	$(5,922)	$(5,922)	$927	$927	$3,207	$3,207
Undistributed earnings allocable to participating securities	—	—	(5)	(5)	(18)	(18)
Income (loss) from continuing operations available to shareholders	$(5,922)	$(5,922)	$922	$922	$3,189	$3,189

Denominator for earnings per share
Weighted-average shares outstanding	322	322	320	320	320	320
Effect of stock options and other share-based awards	—	—	—	—	—	1
Weighted-average shares for per share calculation	322	322	320	320	320	321

Per share earnings (loss) from continuing operations	$(18.40)	$(18.40)	$2.88	$2.88	$9.95	$9.92

For the years ended December 31, 2011, 2010 and 2009, respectively, we have excluded 2.4 million, 2.2 million and 1.7 million share-based awards from the calculation since the effect would have been anti-dilutive.  The 1.625% Series A Convertible Senior Notes, 1.50% Series B Convertible Senior Notes and 1.50% Series C Convertible Senior Notes did not have an effect on the calculation for the periods presented.  See Note 12—Debt.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 9—Other Comprehensive Income

The allocation of other comprehensive income (loss) attributable to controlling interest and to noncontrolling interest was as follows (in millions):

	Years ended December 31,
	2011			2010			2009
	Controlling interest	Non- controlling interest (a)	Total	Controlling interest	Non- controlling interest (a)	Total	Controlling interest	Non- controlling interest (a)	Total
Unrecognized components of net periodic benefit costs	$(204)	$—	$(204)	$(8)	$—	$(8)	$37	$—	$37
Unrecognized gain (loss) on derivative instruments	3	(16)	(13)	(10)	(19)	(29)	(4)	2	(2)
Unrecognized loss on marketable securities	(13)	—	(13)	—	—	—	—	—	—
Recognized components of net periodic benefit costs	25	—	25	16	—	16	24	—	24
Recognized (gain) loss on derivative instruments	(1)	12	11	14	(2)	12	3	3	6
Recognized loss on marketable securities	13	—	13	—	—	—	1	—	1

Other comprehensive income (loss) before income taxes	(177)	(4)	(181)	12	(21)	(9)	61	5	66
Income taxes related to other comprehensive income	13	—	13	(9)	—	(9)	24	—	24
Other comprehensive income (loss), net of tax	$(164)	$(4)	$(168)	$3	$(21)	$(18)	$85	$5	$90

(a)                Includes amounts attributable to noncontrolling interest and redeemable noncontrolling interest.

The components of accumulated other comprehensive income (loss), net of tax, were as follows (in millions):

	December 31, 2011			December 31, 2010
	Controlling interest	Non- controlling interest	Redeemable non- controlling interest	Controlling interest	Non- controlling interest	Redeemable non- controlling interest
Unrecognized components of net periodic benefit costs (a)	$(501)	$—	$—	$(335)	$—	$—
Unrecognized gain (loss) on derivative instruments	7	(3)	(17)	5	(3)	(13)
Unrecognized loss on marketable securities	(2)	—	—	(2)	—	—
Accumulated other comprehensive income (loss)	$(496)	$(3)	$(17)	$(332)	$(3)	$(13)

(a)               Amounts are net of income tax effect of $49 million and $36 million for December 31, 2011 and 2010, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 10—Drilling Fleet

Expansion—Construction work in progress, recorded in property and equipment, was $1.4 billion and $1.5 billion at December 31, 2011 and 2010, respectively.  Capital expenditures and other capital additions, including capitalized interest, for our major construction projects for the six years ended December 31, 2011 were as follows (in millions):

	Years ended December 31,
	2011	2010	2009	2008 - 2006	Total
Ultra-Deepwater Floater TBN1 (a)	$138	$—	$—	$—	$138
Ultra-Deepwater Floater TBN2 (a)	137	—	—	—	137
Transocean Honor (b)	119	97	—	—	216
Transocean Siam Driller (c)	110	9	—	—	119
Transocean Andaman (c)	110	9	—	—	119
Transocean Ao Thai (d)	79	—	—	—	79
Deepwater Champion (e) (f)	43	206	263	264	776
Discoverer Luanda (f) (g)	12	174	220	315	721
Discoverer India (f)	6	203	291	250	750
Dhirubhai Deepwater KG2 (f) (h)	—	36	371	270	677
Development Driller III (e) (f)	—	24	117	483	624
Discoverer Inspiration (f)	—	12	224	443	679
Discoverer Americas (f)	—	6	148	478	632
Discoverer Clear Leader (f)	—	6	115	516	637
Petrobras 10000 (f) (i)	—	6	735	—	741
Dhirubhai Deepwater KG1 (f) (h)	—	—	295	384	679
Sedco 700-series upgrades (f)	—	—	71	520	591
Capitalized interest	39	89	182	240	550
Mobilization costs	20	89	155	—	264
Total	$813	$966	$3,187	$4,163	$9,129

(a)               The costs for Ultra-Deepwater Floater TBN1 and Ultra-Deepwater Floater TBN2 include our initial investments of $136 million and $136 million, respectively, representing the estimated fair values of the rigs at the time of our acquisition of Aker Drilling in October 2011.  The fair values of our initial investments are preliminary and subject to change.  See Note 4—Business Combination.

(b)              In November 2010, we purchased Transocean Honor, a PPL Pacific Class 400 design jackup, which is under construction at PPL Shipyard Pte Ltd. in Singapore and is expected for delivery in the first quarter of 2012.

(c)               In December 2010, we purchased Transocean Siam Driller and Transocean Andaman, two Keppel FELS Super B class design jackups, which are under construction at Keppel FELS’ yard in Singapore and are expected for delivery in the first quarter of 2013.

(d)              In June 2011, we purchased Transocean Ao Thai, a Keppel FELS Super B class design jackup, which is under construction at Keppel FELS’ yard in Singapore and is expected for delivery in the third quarter of 2013.

(e)               The costs for Deepwater Champion and Development Driller III include our initial investments of $109 million and $350 million, respectively, representing the estimated fair values of the rigs at the time of our merger with GlobalSantaFe Corporation (“GlobalSantaFe”) in November 2007.

(f)            The accumulated construction costs of these rigs are no longer included in construction work in progress, as their construction projects had been completed as of December 31, 2011.

(g)              The costs for Discoverer Luanda represent 100 percent of expenditures incurred since inception.  ADDCL is responsible for all of these costs.  We hold a 65 percent interest in the ADDCL joint venture, and Angco Cayman Limited, a Cayman Islands company (“Angco Cayman”), holds the remaining 35 percent interest.

(h)              The costs for Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2 represent 100 percent of TPDI’s expenditures, including those incurred prior to our investment in the joint venture.  TPDI is responsible for all of these costs.  We hold a 50 percent interest in the TPDI joint venture, and Quantum Pacific Management Limited, a Cypriot company and successor in interest to Pacific Drilling Limited (“Quantum”), holds the remaining 50 percent interest.

(i)             In June 2008, we reached an agreement with a joint venture formed by subsidiaries of Petrobras and Mitsui to acquire Petrobras 10000 under a capital lease contract.  In connection with the agreement, we agreed to provide assistance and advisory services for the construction of the rig and operating management services once the rig commenced operations.  On August 4, 2009, we accepted delivery of Petrobras 10000 and recorded non-cash additions of $716 million to property and equipment, net, along with a corresponding increase to long-term debt.  Total capital additions include $716 million in capital costs incurred by Petrobras and Mitsui for the construction of the drillship and $19 million of other capital expenditures.  The capital lease agreement has a 20-year term, after which we will have the right and obligation to acquire the drillship for one dollar.  See Note 12—Debt and Note 15—Commitments and Contingencies.

During the year ended December 31, 2011, in connection with our acquisition of Aker Drilling, we acquired two Harsh Environment, Ultra-Deepwater semisubmersibles, Transocean Spitsbergen and Transocean Barents, which are currently operating on long-term contracts in Norway.  See Note 4—Business Combination.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

In March 2010, we acquired GSF Explorer, an asset formerly held under capital lease, in exchange for a cash payment in the amount of $15 million, thereby terminating the capital lease obligation.  See Note 12—Debt.

Dispositions—During the year ended December 31, 2011, in connection with our efforts to dispose of non-strategic assets, we sold the Standard Jackups, Transocean Mercury, GSF Britannia, George H. Galloway, GSF Labrador, and GSF Adriatic XI, and the swamp barge Searex IV, along with related equipment, and we received net aggregate proceeds of $163 million and recognized a net gain on the disposals of these assets of $19 million ($0.06 per diluted share from continuing operations), which had no tax effect.  For the year ended December 31, 2011, we recognized a net loss on disposal of other unrelated assets of $15 million.

During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV.  In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate amount of $165 million (see Note 21—Fair Value of Financial Instruments).  We operated GSF Arctic IV under a short-term bareboat charter with the new owner of the vessel until November 2010.  As a result of the sales, we recognized a net loss on disposal of assets of $15 million ($0.04 per diluted share from continuing operations), which had no tax effect for the year ended December 31, 2010.  For the year ended December 31, 2010, we recognized a net gain on disposal of other unrelated assets of $5 million.

During the year ended December 31, 2009, in connection with our sale of Sedco 135-D and disposals of unrelated property and equipment, we received aggregate net proceeds of $18 million, and we recognized a loss on disposal of assets of $9 million ($0.03 per diluted share from continuing operations), which had no tax effect.

Unconsolidated affiliates—During the year ended December 31, 2011, we completed the sale of our 50 percent ownership interest in Overseas Drilling Limited, a Cayman Islands company, which owns the drillship Joides Resolution, which was adapted for scientific research.  In connection with the sale, we received net proceeds of $22 million and recognized a net gain of $13 million ($0.04 per diluted share from continuing operations), recorded in other, net, which had no tax effect.

During the year ended December 31, 2009, we received net proceeds of $4 million in exchange for our 45 percent ownership interest in Caspian Drilling Company Limited, which operates Dada Gorgud and Istigal under long-term bareboat charters with the owner of the rigs and $38 million in exchange for our 40 percent ownership interest in Arab Drilling & Workover Company.  In connection with the sales of our ownership interests, we recognized an aggregate net gain of $30 million ($0.09 per diluted share from continuing operations), recorded in other, net on our consolidated statement of operations.

Loss of drilling unit—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig.  During the year ended December 31, 2010, we received $560 million in cash proceeds from insurance recoveries related to the loss of the drilling unit and, for the year ended December 31, 2010, we recognized a gain on the loss of the rig of $267 million ($0.83 per diluted share from continuing operations), which had no tax effect.  See Note 15—Commitments and Contingencies.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 11—Goodwill and Other Intangible Assets

Goodwill and other indefinite-lived intangible assets—The gross carrying amounts of goodwill and accumulated impairment were as follows (in millions):

	Year ended December 31, 2011			Year ended December 31, 2010
	Gross carrying amount	Accumulated impairment	Net carrying amount	Gross carrying amount	Accumulated impairment	Net carrying amount
Contract drilling services
Balance, beginning of period	$10,626	$(2,494)	$8,132	$10,626	$(2,494)	$8,132
Impairment	—	(5,200)	(5,200)	—	—	—
Business combination	273	—	273	—	—	—
Balance, end of period	10,899	(7,694)	3,205	10,626	(2,494)	8,132

Drilling management services
Balance, beginning of period	176	(176)	—	176	(176)	—
Balance, end of period	176	(176)	—	176	(176)	—

Total goodwill
Balance, beginning of period	10,802	(2,670)	8,132	10,802	(2,670)	8,132
Impairment	—	(5,200)	(5,200)	—	—	—
Business combination	273	—	273	—	—	—
Balance, end of period	$11,075	$(7,870)	$3,205	$10,802	$(2,670)	$8,132

The gross carrying amounts of the ADTI trade name, which we consider to be an indefinite-lived intangible asset, and accumulated impairment were as follows (in millions):

	Year ended December 31, 2011			Year ended December 31, 2010
	Gross carrying amount	Accumulated impairment	Net carrying amount	Gross carrying amount	Accumulated impairment	Net carrying amount
Trade name
Balance, beginning of period	$76	$(37)	$39	$76	$(37)	$39
Balance, end of period	$76	$(37)	$39	$76	$(37)	$39

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Definite-lived intangible assets—The gross carrying amounts of our drilling contract intangibles and drilling management customer relationships, both of which we consider to be definite-lived intangible assets and intangible liabilities, and accumulated amortization and impairment were as follows (in millions):

	Year ended December 31, 2011			Year ended December 31, 2010
	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount	Gross carrying amount	Accumulated amortization and impairment	Net carrying amount
Drilling contract intangible assets
Balance, beginning of period	$191	$(185)	$6	$191	$(167)	$24
Amortization	—	(6)	(6)	—	(18)	(18)
Balance, end of period	191	(191)	—	191	(185)	6

Customer relationships
Balance, beginning of period	148	(89)	59	148	(84)	64
Amortization	—	(5)	(5)	—	(5)	(5)
Balance, end of period	148	(94)	54	148	(89)	59

Total definite-lived intangible assets
Balance, beginning of period	339	(274)	65	339	(251)	88
Amortization	—	(11)	(11)	—	(23)	(23)
Balance, end of period	$339	$(285)	$54	$339	$(274)	$65

Drilling contract intangible liabilities
Balance, beginning of period	$1,494	$(1,342)	$152	$1,494	$(1,226)	$268
Amortization	—	(51)	(51)	—	(116)	(116)
Balance, end of period	$1,494	$(1,393)	$101	$1,494	$(1,342)	$152

We amortize the drilling contract intangibles over the term of the respective drilling contracts using the straight-line method of amortization, recognized in contract intangible revenues on our consolidated statements of operations. We amortize the customer relationships intangible asset over its 15-year life using the straight-line method of amortization, recognized in operating and maintenance expense on our consolidated statements of operations. The estimated net future amortization related to intangible assets and liabilities as of December 31, 2011, was as follows (in millions):

	Drilling contract intangibles	Customer relationships
Years ending December 31,
2012	$(41)	$5
2013	(25)	5
2014	(15)	5
2015	(14)	5
2016	(6)	5
Thereafter	—	29
Total intangible assets (liabilities), net	$(101)	$54

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 12—Debt

Debt, net of unamortized discounts, premiums and fair value adjustments, was comprised of the following (in millions):

	December 31, 2011			December 31, 2010
	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
ODL Loan Facility	$—	$—	$—	$10	$—	$10
Commercial paper program (a)	—	—	—	88	—	88
6.625% Notes due April 2011 (a)	—	—	—	167	—	167
5% Notes due February 2013	253	—	253	255	—	255
5.25% Senior Notes due March 2013 (a)	507	—	507	511	—	511
TPDI Credit Facilities due March 2015	—	473	473	—	560	560
4.95% Senior Notes due November 2015 (a)	1,120	—	1,120	1,099	—	1,099
Aker Revolving Credit and Term Loan Facility due December 2015	594	—	594	—	—	—
5.05% Senior Notes due December 2016 (a)	999	—	999	—	—	—
Callable Bonds due February 2016	267	—	267	—	—	—
ADDCL Credit Facilities due December 2017	—	217	217	—	242	242
Eksportfinans Loans due January 2018	884	—	884	—	—	—
6.00% Senior Notes due March 2018 (a)	998	—	998	997	—	997
7.375% Senior Notes due April 2018 (a)	247	—	247	247	—	247
TPDI Notes due October 2019	—	148	148	—	148	148
6.50% Senior Notes due November 2020 (a)	899	—	899	899	—	899
6.375% Senior Notes due December 2021 (a)	1,199	—	1,199	—	—	—
7.45% Notes due April 2027 (a)	97	—	97	96	—	96
8% Debentures due April 2027 (a)	57	—	57	57	—	57
7% Notes due June 2028	311	—	311	313	—	313
Capital lease contract due August 2029	676	—	676	694	—	694
7.5% Notes due April 2031 (a)	598	—	598	598	—	598
1.625% Series A Convertible Senior Notes due December 2037 (a)	—	—	—	11	—	11
1.50% Series B Convertible Senior Notes due December 2037 (a)	30	—	30	1,625	—	1,625
1.50% Series C Convertible Senior Notes due December 2037 (a)	1,663	—	1,663	1,605	—	1,605
6.80% Senior Notes due March 2038 (a)	999	—	999	999	—	999
7.35% Senior Notes due December 2041 (a)	300	—	300	—	—	—
Total debt	12,698	838	13,536	10,271	950	11,221
Less debt due within one year
ODL Loan Facility	—	—	—	10	—	10
Commercial paper program (a)	—	—	—	88	—	88
6.625% Notes due April 2011 (a)	—	—	—	167	—	167
TPDI Credit Facilities due March 2015	—	70	70	—	70	70
Aker Revolving Credit and Term Loan Facility due December 2015	90	—	90	—	—	—
ADDCL Credit Facilities due November 2017	—	27	27	—	25	25
Eksportfinans Loans due January 2018	142	—	142	—	—	—
Capital lease contract due August 2029	17	—	17	16	—	16
1.625% Series A Convertible Senior Notes due December 2037 (a)	—	—	—	11	—	11
1.50% Series B Convertible Senior Notes due December 2037 (a)	30	—	30	1,625	—	1,625
1.50% Series C Convertible Senior Notes due December 2037 (a)	1,663	—	1,663	—	—	—
Total debt due within one year	1,942	97	2,039	1,917	95	2,012
Total long-term debt	$10,756	$741	$11,497	$8,354	$855	$9,209

(a)          Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd. has also guaranteed borrowings under the commercial paper program and the Five-Year Revolving Credit Facility.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or return of capital distributions.  See Note 26—Condensed Consolidating Financial Statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Scheduled maturities—In preparing the scheduled maturities of our debt, we assume the noteholders will exercise their options to require us to repurchase the 1.50% Series C Convertible Senior Notes in December 2012.  At December 31, 2011, the scheduled maturities of our debt were as follows (in millions):

	Transocean Ltd. and subsidiaries	Consolidated variable interest entities	Consolidated total
Years ending December 31,
2012	$2,001	$97	$2,098
2013	1,002	98	1,100
2014	235	99	334
2015	1,331	322	1,653
2016	1,696	34	1,730
Thereafter	6,450	188	6,638
Total debt, excluding unamortized discounts, premiums and fair value adjustments	12,715	838	13,553
Total unamortized discounts, premiums and fair value adjustments	(17)	—	(17)
Total debt	$12,698	$838	$13,536

Commercial paper program—We maintain a commercial paper program (the “Program”), which is supported by the Five-Year Revolving Credit Facility, under which we may issue privately placed, unsecured commercial paper notes for general corporate purposes up to a maximum aggregate outstanding amount of $1.5 billion.  Proceeds from commercial paper issuance under the Program may be used for general corporate purposes.  At December 31, 2011, we had no commercial paper outstanding.

Five-Year Revolving Credit Facility—We have a $2.0 billion revolving credit facility under the Five-Year Revolving Credit Facility Agreement dated November 1, 2011 (the “Five-Year Revolving Credit Facility”).  We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five-Year Revolving Credit Facility Margin”) that is based on our Debt Rating (based on our current Debt Rating, a margin of 1.625 percent) or (2) the Base Rate plus the Five-Year Revolving Credit Facility Margin, less one percent per annum.  Throughout the term of the Five-Year Revolving Credit Facility, we pay a facility fee on the daily amount of the underlying commitment, whether used or unused, which ranges from 0.13 percent to 0.33 percent, based on our Debt Rating, and was 0.275 percent at December 31, 2011.  The Five-Year Revolving Credit Facility expires on November 1, 2016, and borrowings may be prepaid in whole or in part without premium or penalty.  The Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  At December 31, 2011, we had $24 million in letters of credit issued and outstanding, we had no borrowings outstanding, and we had $2.0 billion available borrowing capacity under the Five-Year Revolving Credit Facility.

6.625% Notes—In April 2001, we issued $700 million aggregate principal amount of 6.625% Notes due April 2011.  On April 15, 2011, we repaid the 6.625% Notes at maturity.

5% Notes and 7% Notes—Two of our wholly-owned subsidiaries are the obligors on the 5% Notes due 2013 (the “5% Notes”) and the 7% Notes due 2028 (the “7% Notes”), and we have not guaranteed either obligation.  The respective obligor may redeem the 5% Notes and the 7% Notes in whole or in part at a price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  The indentures related to the 5% Notes and the 7% Notes contain limitations on creating liens and sale/leaseback transactions.  At December 31, 2011, $250 million and $300 million aggregate principal amount of the 5% Notes and the 7% Notes, respectively, remained outstanding.  See Note 13—Derivatives and Hedging.

5.25%, 6.00% and 6.80% Senior Notes—In December 2007, Transocean Inc. issued $500 million aggregate principal amount of 5.25% Senior Notes due March 2013 (the “5.25% Senior Notes”), $1.0 billion aggregate principal amount of 6.00% Senior Notes due March 2018 (the “6.00% Senior Notes”) and $1.0 billion aggregate principal amount of 6.80% Senior Notes due March 2038 (the “6.80% Senior Notes”).  Transocean Inc. may redeem some or all of the notes at any time, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $500 million, $1.0 billion and $1.0 billion principal amount of the 5.25% Senior Notes, the 6.00% Senior Notes and the 6.80% Senior Notes, respectively, were outstanding.  See Note 13—Derivatives and Hedging.

TPDI Credit Facilities—TPDI has a bank credit agreement for a $1.265 billion secured credit facility (the “TPDI Credit Facilities”), comprised of a $1.0 billion senior term loan, a $190 million junior term loan and a $75 million revolving credit facility, which was established to finance the construction of and is secured by Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  One of our subsidiaries participates in the senior and junior term loans with an aggregate commitment of $595 million.  The senior term loan, the junior term loan and the revolving credit facility bear interest at LIBOR plus the applicable margins of 1.45 percent, 2.25 percent and 1.45 percent, respectively.  The senior term loan requires quarterly payments with a final payment in March 2015.  The junior term loan and the revolving credit facility are due in full in March 2015.  The TPDI Credit Facilities may be prepaid in whole or in part without

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

premium or penalty.  The TPDI Credit Facilities have covenants that require TPDI to maintain a minimum cash balance and available liquidity, a minimum debt service ratio and a maximum leverage ratio.  At December 31, 2011, $945 million was outstanding under the TPDI Credit Facilities, of which $472 million was due to one of our subsidiaries and was eliminated in consolidation.  The weighted-average interest rate on December 31, 2011 was 2.2 percent.  See Note 13—Derivatives and Hedging.

In April 2010, TPDI obtained a letter of credit in the amount of $60 million to satisfy its liquidity requirements under the TPDI Credit Facilities.  The letter of credit was issued under an uncommitted credit facility that has been established by one of our subsidiaries.  Additionally, TPDI is required to maintain certain cash balances in restricted accounts for the payment of the scheduled installments on the TPDI Credit Facilities.  TPDI had restricted cash investments of $23 million at December 31, 2011 and 2010.

4.95% Senior Notes and 6.50% Senior Notes—In September 2010, we issued $1.1 billion aggregate principal amount of 4.95% Senior Notes due November 2015 (the “4.95% Senior Notes”) and $900 million aggregate principal amount of 6.50% Senior Notes due November 2020 (the “6.50% Senior Notes,” and together with the 4.95% Senior Notes, the “2010 Senior Notes”).  We are required to pay interest on the 2010 Senior Notes on May 15 and November 15 of each year, beginning November 15, 2010.  We may redeem some or all of the 2010 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make whole premium.  The indenture pursuant to which the 2010 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $1.1 billion and $900 million aggregate principal amount of the 4.95% Senior Notes and the 6.50% Senior Notes, respectively, were outstanding.  See Note 13—Derivatives and Hedging.

5.05% Senior Notes, 6.375% Senior Notes and 7.35% Senior Notes—In December 2011, we issued $1.0 billion aggregate principal amount of 5.05% Senior Notes due December 2016 (the “5.05% Senior Notes”), $1.2 billion aggregate principal amount of 6.375% Senior Notes due December 2021 (the “6.375% Senior Notes”) and $300 million aggregate principal amount of 7.35% Senior Notes due December 2041 (the “7.35% Senior Notes,” and collectively with the 5.05% Senior Notes and the 6.375% Senior Notes, the “2011 Senior Notes”).  The interest rates for the notes are subject to adjustment from time to time upon a change to the credit rating for the notes assigned by Moody’s Investors Service or Standard & Poor’s Ratings Services.  We are required to pay interest on the 2011 Senior Notes on June 15 and December 15 of each year, beginning June 15, 2012.  We may redeem some or all of the 2011 Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make whole premium.  The indenture pursuant to which the 2011 Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $1.0 billion, $1.2 billion and $300 million aggregate principal amount of the 5.05% Senior Notes, the 6.375% Senior Notes and the 7.35% Senior Notes, respectively, were outstanding.

Aker Revolving Credit and Term Loan Facility—In connection with our acquisition of Aker Drilling, we assumed the outstanding borrowings under a credit facility established by the Revolving Credit and Term Loan Facility Agreement dated February 21, 2011 (the “Aker Revolving Credit and Term Loan Facility”), comprised of a $500 million revolving credit facility and a $400 million term loan, which is secured by Transocean Spitsbergen and Transocean Barents.  The Aker Revolving Credit and Term Loan Facility bears interest at LIBOR plus a margin of 2.50 percent and mandatory costs, and requires scheduled quarterly installments on the term loan.  The Aker Revolving Credit and Term Loan Facility expires in December 2015 and may be prepaid in whole or in part without premium or penalty.  The Aker Revolving Credit and Term Loan Facility includes covenants requiring minimum liquidity, a maximum leverage ratio, a minimum interest coverage ratio, a minimum current ratio, and a minimum equity ratio, as defined.  At December 31, 2011, $594 million was outstanding under the Aker Revolving Credit and Term Loan Facility at a weighted-average interest rate of 3.0 percent.

Callable Bonds—In connection with our acquisition of Aker Drilling, we assumed the obligations associated with the FRN Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “FRN Callable Bonds”) and the 11% Aker Drilling ASA Senior Unsecured Callable Bond Issue 2011/2016 (the “11% Callable Bonds,” and together with the FRN Callable Bonds, the “Callable Bonds”), on February 21, 2011, which are publicly traded on the Oslo Stock Exchange.  The FRN Callable Bonds and the 11% Callable Bonds are denominated in Norwegian kroner in the aggregate principal amounts of NOK 940 million and NOK 560 million, respectively.  The FRN Callable Bonds bear interest at the Norwegian Interbank Offered Rate plus seven percent.  The Callable Bonds require quarterly interest payments and may be redeemed in whole or in part at an amount equal to the outstanding principal plus a certain premium amount and accrued unpaid interest.  At December 31, 2011, the total aggregate principal amounts of the FRN Callable Bonds and the 11% Callable Bonds were NOK 940 million and NOK 560 million, equivalent to $158 million and $94 million, respectively, using an exchange rate of NOK 5.9631 to US $1.00.  See Note 13—Derivatives and Hedging.

ADDCL Credit Facilities—ADDCL has a senior secured bank credit agreement for a credit facility (the “ADDCL Primary Loan Facility”) comprised of Tranche A and Tranche C for $215 million and $399 million, respectively, which was established to finance the construction of and is secured by Discoverer Luanda.  Unaffiliated financial institutions provide the commitment for and borrowings under Tranche A, and one of our subsidiaries provides the commitment for Tranche C.  Tranche A bears interest at LIBOR plus the applicable margin of 0.725 percent.  Tranche A requires semi-annual payments and matures in December 2017.  The ADDCL Primary Loan Facility contains covenants that require ADDCL to maintain certain cash balances to service the debt and also limits ADDCL’s ability to incur additional indebtedness, to acquire assets, or to make distributions or other payments.  At December 31, 2011, $190 million was outstanding under Tranche A at a weighted-average interest rate of 1.5 percent.  At December 31, 2011, $399 million was outstanding under Tranche C, which was eliminated in consolidation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Additionally, ADDCL has a secondary bank credit agreement for a $90 million credit facility (the “ADDCL Secondary Loan Facility” and together with the ADDCL Primary Loan Facility, the “ADDCL Credit Facilities”), for which one of our subsidiaries provides 65 percent of the total commitment.  The facility bears interest at LIBOR plus the applicable margin, ranging from 3.125 percent to 5.125 percent, depending on certain milestones.  The ADDCL Secondary Loan Facility is payable in full in December 2015, and it may be prepaid in whole or in part without premium or penalty.  Borrowings under the ADDCL Secondary Loan Facility are subject to acceleration by the unaffiliated financial institution upon the occurrence of certain events of default, including the occurrence of a credit rating assignment of less than Baa3 or BBB- by Moody’s Investors Service or Standard & Poor’s Ratings Services, respectively, for Transocean Inc.’s long-term, unsecured, unguaranteed and unsubordinated indebtedness.  At December 31, 2011, $78 million was outstanding under the ADDCL Secondary Loan Facility, of which $51 million was provided by one of our subsidiaries and has been eliminated in consolidation.  The weighted-average interest rate on December 31, 2011 was 3.7 percent.

ADDCL is required to maintain certain cash balances in restricted accounts for the payment of the scheduled installments on the ADDCL Credit Facilities.  ADDCL had restricted cash investments of $16 million at December 31, 2011 and 2010.

Eksportfinans Loans—In connection with our acquisition of Aker Drilling, we assumed the borrowings outstanding under the Loan Agreement dated September 12, 2008 (“Eksportfinans Loan A”) and under the Loan Agreement dated November 18, 2008 (“Eksportfinans Loan B,” and together with Eksportfinans Loan A, the “Eksportfinans Loans”), which were established to finance the construction and delivery of Transocean Spitsbergen and Transocean Barents.  The Eksportfinans Loans bear interest at a fixed rate of 4.15 percent and require semi-annual installments of principal and interest through September 2017 and January 2018 for Eksportfinans Loan A and Eksportfinans Loan B, respectively.  At December 31, 2011, $427 million and $462 million principal amount were outstanding under Eksportfinans Loan A and Eksportfinans Loan B, respectively.

The Eksportfinans Loans require cash collateral to remain on deposit at a financial institution through expiration (the “Aker Restricted Cash Investments”).  The Aker Restricted Cash Investments bear interest at a fixed rate of 4.15 percent with semi-annual installments that correspond with those of the Eksportfinans Loans.  At December 31, 2011, the aggregate principal amount of the Aker Restricted Cash Investments was $889 million.

7.375% Senior Notes—In March 2002, we issued $247 million principal amount of our 7.375% Senior Notes.  The indenture pursuant to which the 7.375% Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $246 million principal amount of the 7.375% Senior Notes was outstanding.

TPDI Notes—TPDI has issued promissory notes (the “TPDI Notes”) payable to its two shareholders, Quantum and one of our subsidiaries, which have maturities through October 2019.  At December 31, 2011, the aggregate outstanding principal amount was $296 million, of which $148 million was due to one of our subsidiaries and has been eliminated in consolidation.  The weighted-average interest rate on December 31, 2011 was 2.5 percent.

7.5% Notes—In April 2001, Transocean Inc. issued $600 million aggregate principal amount of 7.5% Notes due April 2031.  The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $600 million principal amount of 7.5% Notes was outstanding.

7.45% Notes and 8% Debentures—In April 1997, a predecessor of Transocean Inc. issued $100 million aggregate principal amount of 7.45% Notes due April 2027 (the “7.45% Notes”) and $200 million aggregate principal amount of 8% Debentures due April 2027 (the “8% Debentures”).  The 7.45% Notes and the 8% Debentures are redeemable at any time at Transocean Inc.’s option subject to a make-whole premium.  The indenture pursuant to which the 7.45% Notes and the 8% Debentures were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2011, $100 million and $57 million principal amount of the 7.45% Notes and the 8% Debentures, respectively, were outstanding.

Capital lease contract—In August 2009, we accepted delivery of Petrobras 10000, an asset held under capital lease, and we recorded non-cash capital additions of $716 million to property and equipment, net and a corresponding increase to long-term debt.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  See Note 10—Drilling Fleet and Note 15—Commitments and Contingencies.

1.625% Series A, 1.50% Series B and 1.50% Series C Convertible Senior Notes—In December 2007, we issued $2.2 billion aggregate principal amount of 1.625% Series A Convertible Senior Notes due December 2037 (the “Series A Convertible Senior Notes”), $2.2 billion aggregate principal amount of 1.50% Series B Convertible Senior Notes due December 2037 (the “Series B Convertible Senior Notes”) and $2.2 billion aggregate principal amount of 1.50% Series C Convertible Senior Notes due December 2037 (the “Series C Convertible Senior Notes,” and together with the Series A Convertible Senior Notes and Series B Convertible Senior Notes, the “Convertible Senior Notes”).  At December 31, 2011, the Convertible Senior Notes could be converted under the circumstances specified below at a rate of 6.1902 shares per $1,000 note, equivalent to a conversion price of $161.55 per share, subject to adjustments upon the occurrence of certain events.  In the event of certain fundamental changes that occur on or before December 20, 2012 with respect to Series C Convertible Senior Notes, we will, in some cases, increase the conversion rate for a holder electing to convert notes in connection

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

with such fundamental change.  Upon conversion, we will deliver, in lieu of shares, cash up to the aggregate principal amount of notes to be converted and shares in respect of the remainder, if any, of our conversion obligation.

Holders may convert their notes only under the following circumstances: (1) during any calendar quarter if the last reported sale price of our shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130 percent of the conversion price, (2) during the five business days after the average trading price per $1,000 principal amount of the notes is equal to or less than 98 percent of the average conversion value of such notes during the preceding five trading-day period as described herein, (3) during specified periods if specified distributions to holders of our shares are made or specified corporate transactions occur, (4) prior to the close of business on the business day preceding the redemption date if the notes are called for redemption or (5) on or after September 15, 2037 and prior to the close of business on the business day prior to the stated maturity of the notes.  As of December 31, 2011, no shares were issuable upon conversion of any series of the Convertible Senior Notes since none of the circumstances giving rise to potential conversion were present.

We may redeem some or all of the Series C Convertible Senior Notes at any time after December 20, 2012 at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any.  Holders of the Series C Convertible Senior Notes have the right to require us to repurchase their notes on December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032, and upon the occurrence of a fundamental change, at a repurchase price in cash equal to 100 percent of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

The carrying amounts of the liability components of the Convertible Senior Notes were as follows (in millions):

	December 31, 2011			December 31, 2010
	Principal amount	Unamortized discount	Carrying amount	Principal amount	Unamortized discount	Carrying amount
Carrying amount of liability component
Series A Convertible Senior Notes due 2037	$—	$—	$—	$11	$—	$11
Series B Convertible Senior Notes due 2037	30	—	30	1,680	(55)	1,625
Series C Convertible Senior Notes due 2037	1,722	(59)	1,663	1,722	(117)	1,605

The carrying amounts of the equity components of the Convertible Senior Notes were as follows (in millions):

	December 31,
	2011	2010
Carrying amount of equity component
Series A Convertible Senior Notes due 2037	$—	$1
Series B Convertible Senior Notes due 2037	4	210
Series C Convertible Senior Notes due 2037	276	276

Including the amortization of the unamortized discount, the effective interest rates for the Series C Convertible Senior Notes was 5.28 percent.  At December 31, 2011, the remaining period over which the discount will be amortized is less than one year for the Series C Convertible Senior Notes.  Interest expense, excluding amortization of debt issue costs, was as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Interest expense
Series A Convertible Senior Notes due 2037	$—	$58	$85
Series B Convertible Senior Notes due 2037	78	98	100
Series C Convertible Senior Notes due 2037	84	98	100

Holders of the Series B Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes on December 15, 2011.  As a result, we were required to repurchase an aggregate principal amount of $1.7 billion of our Series B Convertible Senior Notes for an aggregate cash payment of $1.7 billion.  See Note 28—Subsequent Events.

Holders of the Series A Convertible Senior Notes had the option to require us to repurchase all or any part of such holders’ notes on December 15, 2010.  As a result, we were required to repurchase an aggregate principal amount of $1,288 million of our Series A Convertible Senior Notes for an aggregate cash payment of $1,288 million.  In January 2011, we redeemed the remaining $11 million aggregate principal amount of the Series A Convertible Senior Notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

During the year ended December 31, 2010, we repurchased an aggregate principal amount of $478 million of the Series C Convertible Senior Notes for an aggregate cash payment of $453 million.  In connection with the repurchases, we recognized a loss on retirement of $21 million ($0.07 per diluted share), with no tax effect, associated with the debt components of the repurchased notes, and we recorded additional paid-in capital of $8 million associated with the equity components of the repurchased notes.

During the year ended December 31, 2009, we repurchased an aggregate principal amount of $901 million of the Series A Convertible Senior Notes for an aggregate cash payment of $865 million.  We recognized a loss of $28 million associated with the debt component of the instrument and recorded additional paid-in capital of $22 million associated with the equity component.

Note 13—Derivatives and Hedging

Derivatives designated as hedging instruments—Two of our wholly owned subsidiaries have entered into interest rate swaps, which are designated and have qualified as fair value hedges, to reduce our exposure to changes in the fair values of the 4.95% Senior Notes, 5.25% Senior Notes and the 5% Notes.  The interest rate swaps have aggregate notional amounts equal to the corresponding face values of the hedged instruments and have stated maturities that coincide with those of the hedged instruments.  We have determined that the hedging relationships qualify for, and we have applied, the shortcut method of accounting, under which the interest rate swaps are considered to have no ineffectiveness and no ongoing assessment of effectiveness is required.  Accordingly, changes in the fair value of the interest rate swaps recognized in interest expense perfectly offset changes in the fair value of the hedged fixed-rate notes.  Through the stated maturities of the interest rate swaps, we receive semi-annual interest at a fixed rate equal to that of the underlying debt instrument and pay variable interest semi-annually at three-month London Interbank Offered Rate plus a margin.

Additionally, TPDI has entered into interest rate swaps, which have been designated and have qualified as a cash flow hedge, to reduce the variability of cash interest payments associated with the variable rate borrowings under the TPDI Credit Facilities.  The aggregate notional amount corresponds with the aggregate outstanding amount of the borrowings under the TPDI Credit Facilities.

Aker Drilling entered into cross-currency interest rate swaps, which we have designated and which qualify as a cash flow hedge, to reduce the variability of cash interest payments associated with the changes in the U.S. dollar to Norwegian kroner exchange rate.  The aggregate notional amount corresponds with the aggregate outstanding amount of the Callable Bonds.

At December 31, 2011, the aggregate notional amounts and the weighted average interest rates associated with our derivatives designated as hedging instruments were as follows (in millions, except weighted average interest rates):

	Aggregate notional amount	Weighted average variable rate	Weighted average fixed rate
Interest rate swaps, fair value hedges	$1,400	3.7%	5.1%
Interest rate swaps, cash flow hedges	455	0.6%	2.3%

At December 31, 2011, the aggregate notional amounts associated with our cross-currency derivatives designated as hedging instruments were as follows (in millions, except weighted average interest rates):

	Pay		Receive
	USD- denominated notional amount	Weighted average fixed rate	NOK- denominated notional amount		Weighted average fixed rate
Cross-currency swaps, cash flow hedges	$102	8.9%	NOK	560	11%

The balance sheet classification and aggregate carrying amount of our derivatives designated as hedging instruments, measured at fair value, were as follows (in millions):

		December 31,
	Balance sheet classification	2011	2010
Interest rate swaps, fair value hedges	Other current assets	$5	$4
Interest rate swaps, fair value hedges	Other assets	31	17
Interest rate swaps, cash flow hedges	Other long-term liabilities	16	13
Cross-currency swaps, cash flow hedges	Other long-term liabilities	7	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The effect on our consolidated statements of operations resulting from the settlements of derivatives designated as cash flow hedges was as follows (in millions):

		Year ended December 31,
	Statement of operations classification	2011	2010
Loss associated with effective portion	Interest expense, net of amounts capitalized	$11	$12

Derivatives not designated as hedging instruments—In connection with our acquisition of Aker Drilling, we assumed certain interest rate swaps that are not designated as hedging instruments.  At December 31, 2011, the aggregate notional amounts and the weighted average interest rates associated with our derivatives not designated as hedging instruments were as follows (in millions, except weighted average interest rates):

	Aggregate notional amount	Weighted average variable rate	Weighted average fixed rate
Interest rate swaps not designated as hedging instruments	$305	0.5%	4.2%

The balance sheet classification and aggregate carrying amount of our derivatives not designated as hedging instruments, measured at fair value, were as follows (in millions):

		December 31,
	Balance sheet classification	2011	2010
Interest rate swaps not designated as hedging instruments	Other long-term liabilities	$15	$—

On August 17, 2011, in connection with our acquisition of Aker Drilling, we entered into a forward exchange contract, which was not designated and did not qualify as a hedging instrument for accounting purposes, in order to offset the variability in the cash flows resulting from fluctuations in the U.S. dollar to Norwegian kroner exchange rate.  The aggregate notional amount and the exchange rate associated with the forward exchange contract were as follows (in millions, except exchange rate):

	Aggregate notional amount			Exchange
	Pay	Receive		rate
Forward exchange contract	$1,120	NOK	6,051	5.4005

During the year ended December 31, 2011, we settled the full amount of the forward exchange contract, and, as a result, we recognized a loss on foreign exchange in the amount of $78 million, recorded in other, net.

Additionally, in connection with our acquisition of Aker Drilling, we assumed other derivative instruments, which were not designated as hedging instruments for accounting purposes.  On the acquisition date, we recognized a liability for these undesignated derivative instruments, measured at fair value, in the aggregate amount of $12 million.  In October 2011, we terminated these other undesignated derivative instruments for an aggregate cash payment of $15 million and recognized a loss on the terminations in the amount of $3 million, recorded in other, net.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 14—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—We maintain a single qualified defined benefit pension plan in the U.S. (the “U.S. Plan”) covering substantially all U.S. employees.  We also maintain a funded supplemental benefit plan (the “Supplemental Plan”) that offers benefits to certain employees that are ineligible for benefits under the U.S. Plan and two unfunded supplemental benefit plans (the “Other Supplemental Plans”) that provide certain eligible employees with benefits in excess of those allowed under the U.S. Plan.  Additionally, we maintain two funded and two unfunded defined benefit plans (collectively, the “Frozen Plans”) that we assumed in connection with our mergers with GlobalSantaFe and R&B Falcon Corporation, all of which were frozen prior to the respective mergers and for which benefits no longer accrue but the pension obligations have not been fully distributed.  We refer to the U.S. Plan, the Supplemental Plan, the Other Supplemental Plans and the Frozen Plans, collectively, as the “U.S. Plans.”

We maintain a defined benefit plan in the U.K. (the “U.K. Plan”) covering certain current and former employees in the U.K.  We also provide several funded defined benefit plans, primarily group pension schemes with life insurance companies, and two unfunded plans, covering our eligible Norway employees and former employees (the “Norway Plans”).  In connection with our acquisition of Aker Drilling, we assumed the obligations under three funded defined benefit plans, under group pension schemes with life insurance companies, covering eligible Norway employees (the “Assumed Norway Plans”).  We also maintain unfunded defined benefit plans (the “Other Plans”) that provide retirement and severance benefits for certain of our Indonesian, Nigerian and Egyptian employees.  We refer to the U.K. Plan, the Norway Plans, the Assumed Norway Plans and the Other Plans, collectively, as the “Non-U.S. Plans.”

We refer to the U.S. Plans and the Non-U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we have several unfunded contributory and noncontributory other postretirement employee benefit plans (the “OPEB Plans”) covering substantially all of our U.S. employees.

Assumptions—The following were the weighted-average assumptions used to determine benefit obligations:

	December 31, 2011			December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	4.66%	4.90%	4.28%	5.48%	5.81%	4.92%
Compensation trend rate	4.22%	4.30%	n/a	4.24%	4.65%	n/a

The following were the weighted-average assumptions used to determine net periodic benefit costs:

	Year ended December 31, 2011			Year ended December 31, 2010			Year ended December 31, 2009
	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans	U.S. Plans	Non-U.S. Plans	OPEB Plans
Discount rate	5.49%	5.73%	4.94%	5.86%	5.67%	5.51%	5.41%	6.06%	5.34%
Expected rate of return	8.49%	6.42%	n/a	8.49%	6.65%	n/a	8.50%	6.59%	n/a
Compensation trend rate	4.24%	4.62%	n/a	4.21%	4.77%	n/a	4.21%	4.55%	n/a
Health care cost trend rate
-initial	n/a	n/a	8.08%	n/a	n/a	8.00%	n/a	n/a	8.99%
-ultimate	n/a	n/a	5.00%	n/a	n/a	5.00%	n/a	n/a	5.00%
-ultimate year	n/a	n/a	2018	n/a	n/a	2016	n/a	n/a	2016

“n/a” means not applicable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2011				Year ended December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,068	$374	$56	$1,498	$932	$403	$54	$1,389
Assumed projected benefit obligation	—	17	—	17	—	—	—	—
Actuarial (gains) losses, net	128	24	(3)	149	89	(46)	2	45
Service cost	43	21	1	65	42	20	1	63
Interest cost	58	22	3	83	54	20	3	77
Foreign currency exchange rate	—	(1)	—	(1)	—	(13)	—	(13)
Benefits paid	(37)	(12)	(5)	(54)	(51)	(14)	(5)	(70)
Participant contributions	—	2	1	3	—	2	1	3
Special termination benefits	—	—	—	—	3	—	—	3
Settlements and curtailments	—	—	—	—	(1)	2	—	1
Projected benefit obligation, end of period	1,260	447	53	1,760	1,068	374	56	1,498

Change in plan assets
Fair value of plan assets, beginning of period	697	332	—	1,029	594	281	—	875
Fair value of acquired plan assets	—	9	—	9	—	—	—	—
Actual return on plan assets	39	(8)	—	31	85	29	—	114
Foreign currency exchange rate changes	—	2	—	2	—	(11)	—	(11)
Employer contributions	70	29	4	103	69	45	4	118
Participant contributions	—	2	1	3	—	2	1	3
Benefits paid	(37)	(12)	(5)	(54)	(51)	(14)	(5)	(70)
Settlement and curtailments	—	(3)	—	(3)	—	—	—	—
Fair value of plan assets, end of period	769	351	—	1,120	697	332	—	1,029

Funded status, end of period	$(491)	$(96)	$(53)	$(640)	$(371)	$(42)	$(56)	$(469)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$—	$—	$—	$—	$(8)	$—	$(8)
Accrued pension liability, current	3	5	3	11	3	2	4	9
Accrued pension liability, non-current	488	91	50	629	368	48	52	468
Accumulated other comprehensive income (loss) (a)	(437)	(111)	(2)	(550)	(308)	(61)	(2)	(371)

(a)          Amounts are before income tax effect.

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2011				December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Projected benefit obligation	$1,260	$447	$53	$1,760	$1,068	$290	$56	$1,414
Fair value of plan assets	769	351	—	1,120	697	248	—	945

The accumulated benefit obligation for all defined benefit pension plans was $1.5 billion and $1.3 billion at December 31, 2011 and 2010, respectively.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2011				December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Accumulated benefit obligation	$1,083	$288	$53	$1,424	$921	$269	$56	$1,246
Fair value of plan assets	769	254	—	1,023	697	248	—	945

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plans, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans and the Assumed Norway Plans, we establish minimum returns under the terms of investment contracts with insurance companies.

As of December 31, 2011 and 2010, the weighted-average target and actual allocations of the investments for our funded Transocean Plans were as follows:

			Actual allocation at December 31,
	Target allocation		2011		2010
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Equity securities	65%	51%	64%	47%	65%	53%
Fixed income securities	35%	14%	36%	12%	34%	10%
Other investments	—%	35%	—%	41%	1%	37%
Total	100%	100%	100%	100%	100%	100%

As of December 31, 2011, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2011
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Equity securities:
U.S.	$395	$—	$395	$—	$29	$29	$395	$29	$424
Non-U.S.	91	—	91	2	137	139	93	137	230
Total equity securities	486	—	486	2	166	168	488	166	654

Fixed income securities:
U.S. government	52	—	52	—	—	—	52	—	52
U.S. corporate	9	—	9	—	—	—	9	—	9
Non-U.S. government	178	—	178	—	43	43	178	43	221
Non-U.S. corporate	39	—	39	—	—	—	39	—	39
Total fixed income securities	278	—	278	—	43	43	278	43	321

Other investments:
Cash	3	38	41	—	—	—	3	38	41
Property	—	—	—	—	8	8	—	8	8
Investment contracts	—	—	—	—	96	96	—	96	96
Total other investments	3	38	41	—	104	104	3	142	145

Total investments	$767	$38	$805	$2	$313	$315	$769	$351	$1,120

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31, 2010, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2010
	Significant observable inputs			Significant other observable inputs			Total
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Equity securities:
U.S.	$359	$—	$359	$—	$28	$28	$359	$28	$387
Non-U.S.	91	—	91	2	148	150	93	148	241
Total equity securities	450	—	450	2	176	178	452	176	628

Fixed income securities:
U.S. government	59	—	59	—	—	—	59	—	59
U.S. corporate	175	—	175	—	—	—	175	—	175
Non-U.S. government	—	—	—	—	34	34	—	34	34
Non-U.S. corporate	7	—	7	—	—	—	7	—	7
Total fixed income securities	241	—	241	—	34	34	241	34	275

Other investments:
Cash	4	31	35	—	—	—	4	31	35
Property	—	—	—	—	7	7	—	7	7
Investment contracts	—	—	—	—	84	84	—	84	84
Total other investments	4	31	35	—	91	91	4	122	126

Total investments	$695	$31	$726	$2	$301	$303	$697	$332	$1,029

The U.S. Plans invest in passively managed funds that reference market indices.  The Non-U.S. Plans invest in actively managed funds that are measured for performance against relevant index benchmarks or that are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2011			Year ended December 31, 2010			Year ended December 31, 2009
	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans	U.S. Plans	Non-U.S. Plans	Transocean Plans
Service cost	$43	$21	$64	$42	$20	$62	$44	$18	$62
Interest cost	58	22	80	54	20	74	50	17	67
Expected return on plan assets	(63)	(23)	(86)	(58)	(17)	(75)	(55)	(16)	(71)
Settlements and curtailments	2	1	3	5	3	8	4	2	6
Special termination benefits	—	—	—	3	—	3	—	—	—
Actuarial losses, net	23	4	27	13	4	17	18	2	20
Prior service cost (credit), net	(1)	—	(1)	(1)	—	(1)	(1)	1	—
Transition obligation, net	—	—	—	—	1	1	—	—	—
Net periodic benefit costs	$62	$25	$87	$58	$31	$89	$60	$24	$84

For the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, amortization of prior service cost and recognized net actuarial losses were $1 million, $2 million and $3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The following table presents the amounts in accumulated other comprehensive income, before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2011				December 31, 2010
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$447	$113	$4	$564	$319	$52	$7	$378
Prior service cost (credit), net	(10)	—	(2)	(12)	(11)	8	(5)	(8)
Transition obligation, net	—	(2)	—	(2)	—	1	—	1
Total	$437	$111	$2	$550	$308	$61	$2	$371

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2012 (in millions):

	Year ending December 31, 2012
	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Actuarial loss, net	$39	$4	$—	$43
Prior service cost (credit), net	(1)	—	(1)	(2)
Transition obligation, net	—	—	—	—
Total amount expected to be recognized	$38	$4	$(1)	$41

Funding contributions—During the years ended December 31, 2011, 2010 and 2009, we contributed $103 million, $118 million and $73 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  For the year ending December 31, 2012, we expect to contribute $145 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S. Plans	Non-U.S. Plans	OPEB Plans	Total
Years ending December 31,
2012	$41	$10	$3	$54
2013	44	10	3	57
2014	47	10	3	60
2015	50	9	4	63
2016	54	9	4	67
2017-2021	319	62	20	401

Defined contribution plans

We sponsor three defined contribution plans, including (1) one qualified defined contribution savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) one defined contribution savings plan covering certain employees working outside the U.S. and U.K. (the “Non-U.S. Savings Plan”), and (3) one defined contribution pension plan that covers certain employees working outside the U.S. (the “Non-U.S. Pension Plan”).

For the U.S. Savings Plan and the Non-U.S. Savings Plan, we make a matching contribution of up to 6.0 percent of each covered employee’s base salary, based on the employee’s contribution to the plan.  For the Non-U.S. Pension Plan, we contribute between 4.5 percent and 6.5 percent of each covered employee’s base salary, based on the employee’s years of eligible service.  We recorded approximately $82 million, $69 million and $67 million of expense related to our defined contribution plans for the years ended December 31, 2011, 2010 and 2009, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 15—Commitments and Contingencies

Lease obligations

We have operating lease commitments expiring at various dates, principally for real estate, office space and office equipment.  In August 2009, we accepted delivery of Petrobras 10000, an asset held under a capital lease through August 2029.  Additionally, in March 2010, we acquired GSF Explorer, an asset formerly held under a capital lease, in exchange for a cash payment terminating the capital lease obligation in the amount of $15 million.  Rental expenses for all leases, including leases with terms of less than one year, was approximately $169 million, $98 million and $99 million for the years ended December 31, 2011, 2010 and 2009, respectively.  As of December 31, 2011, future minimum rental payments related to noncancellable operating leases and the capital lease were as follows (in millions):

	Capital lease	Operating leases
Years ending December 31,
2012	$66	$39
2013	72	39
2014	72	27
2015	72	22
2016	73	21
Thereafter	918	91
Total future minimum rental payment	$1,273	$239
Less amount representing imputed interest	(597)
Present value of future minimum rental payments under capital leases	676
Less current portion included in debt due within one year	(17)
Long-term capital lease obligation	$659

The following were the aggregate carrying amount of our assets held under capital lease as of December 31, 2011 and 2010, respectively (in millions):

	December 31,
	2011	2010
Property and equipment, cost	$742	$740
Accumulated depreciation	(44)	(24)
Property and equipment, net	$698	$716

Depreciation expense associated with our assets held under capital lease was $20 million, $23 million and $14 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Depreciation expense for GSF Explorer is included only through the date of our acquisition of the rig in March 2010.

Purchase obligations

At December 31, 2011, our purchase obligations, primarily related to our newbuilds, were as follows (in millions):

Purchase obligations
Years ending December 31,
2012	$311
2013	592
2014	408
2015	—
2016	—
Thereafter	—
Total	$1,311

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Macondo well incident

Overview—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig.  Eleven persons were declared dead and others were injured as a result of the incident.  At the time of the explosion, Deepwater Horizon was located approximately 41 miles off the coast of Louisiana in Mississippi Canyon Block 252 and was contracted to BP America Production Co.

Trial is currently scheduled to commence on March 5, 2012.  There can be no assurance as to the outcome of the trial, that the trial will proceed according to the proposed schedule, that we will not enter into a settlement as to some or all of the matters related to the Macondo well incident, including those to be determined at the trial, or a timing or terms of any such settlement.

We are currently unable to estimate the full impact the Macondo well incident will have on us.  We have recognized a liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made.  As of December 31, 2011, we have recognized a liability for such loss contingencies in the amount of $1.2 billion.  This liability takes into account certain events related to the litigation and investigations arising out of the incident.  There are loss contingencies related to the Macondo well incident that we believe are reasonably possible and for which we do not believe a reasonable estimate can be made.  These contingencies could increase the liabilities we ultimately recognize.  As of December 31, 2011, we have also recognized an asset of $220 million associated with the portion of our estimated losses that we believe is recoverable from insurance.  Although we have available policy limits that could result in additional amounts recoverable from insurance, we are not currently able to estimate the amount of such additional recoverable amounts.  Our estimates involve a significant amount of judgment.  As a result of new information or future developments, some of which could occur very soon, we may adjust our estimated loss contingencies arising out of the Macondo well incident, and the resulting liabilities could have a material adverse effect on our consolidated statement of financial position, results of operations and cash flows.  As of December 31, 2010, the amount of the estimated liability was $135 million, and the estimated recoverable amount was $94 million.

In April 2011, several defendants in the Macondo well litigation before the Multi-District Litigation Panel (the “MDL”) filed cross-claims or third-party claims against us and certain of our subsidiaries, and other defendants.  BP filed a claim seeking contribution under the Oil Pollution Act of 1990 (“OPA”) and maritime law, subrogation and claimed breach of contract, unseaworthiness, negligence and gross negligence.  BP also sought a declaration that it is not liable in contribution, indemnification, or otherwise to us.  Anadarko Petroleum Corporation (“Anadarko”), which owns a 25 percent non-operating interest in the Macondo well, asserted claims of negligence, gross negligence, and willful misconduct and is seeking indemnity under state and maritime law and contribution under maritime and state law as well as OPA.  MOEX Offshore 2007 LLC (“MOEX”), which owns a 10 percent non-operating interest in the Macondo well, filed claims of negligence under state and maritime law, gross negligence under state law, gross negligence and willful misconduct under maritime law and is seeking indemnity under state and maritime law and contribution under maritime law and OPA.  Cameron International Corporation (“Cameron”), the manufacturer and designer of the blowout preventer, asserted multiple claims for contractual indemnity and declarations regarding contractual obligations under various contracts and quotes and is also seeking non-contractual indemnity and contribution under maritime law and OPA.  Halliburton Company (“Halliburton”), which provided cementing and mud-logging services to the operator, filed a claim seeking contribution and indemnity under maritime law, contractual indemnity and alleging negligence and gross negligence.  Additionally, certain other third parties filed claims for indemnity and contribution.

On April 20, 2011, we filed cross-claims and counter-claims against BP, Halliburton, Cameron, Anadarko, MOEX, certain of these parties’ affiliates, the U.S. and certain other third parties.  We seek indemnity, contribution (including contribution under OPA), and subrogation under OPA, and we have asserted claims for breach of warranty of workmanlike performance, strict liability for manufacturing and design defect, breach of express contract, and damages for the difference between the fair market value of Deepwater Horizon and the amount received from insurance proceeds.  Additionally, we have preserved our right to arbitration under our contract with BP in each of the relevant filings.  With regard to the U.S., we are not seeking recovery of monetary damages, but rather a declaration regarding relative fault and contribution via credit, setoff, or recoupment.

The U.S. District Court, Eastern District of Louisiana (the “MDL Court”) has issued an order outlining the trial plan, which will proceed in three phases.  The first phase will focus on issues arising out of the conduct of various parties, relevant to the loss of well control at the Macondo well, the ensuing fire and explosion on Deepwater Horizon on April 20, 2010, the sinking of Deepwater Horizon on April 22, 2010, and the initiation of the release of oil during those time periods.  The second phase will address conduct relating to stopping the release of hydrocarbons between April 22, 2010 and approximately September 19, 2010, and seek to determine the amount of oil actually released during that time period.  The third, and final, phase will involve consideration of issues relating to containing oil discharged by controlled burning, application of dispersants, use of booms, skimming and other methods, as well as issues pertaining to the migration paths and end locations of oil released.

Notices of alleged non-compliance—The final Joint Investigation Team report was issued on September 14, 2011.  Subsequently, the Department of the Interior’s Bureau of Safety and Environmental Enforcement issued four notices of alleged non-compliance with regulatory requirements to us on October 12, 2011.  While we cannot predict or provide assurance as to the full outcome of these citations, they could result in the assessment of civil penalties.  Our appeal is stayed by mutual agreement with the Department of Interior until a ruling is issued in the MDL.

Insurance coverage—In May 2010, we received notice from BP maintaining that it believes that it is entitled to additional insured status under our excess liability insurance program.  In response, many of our insurers filed declaratory judgment actions in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Houston Division of the U.S. District Court for the Southern District of Texas in May 2010 seeking a judgment declaring that they have limited additional insured obligation to the operator.  Our insurers have also received notices from Anadarko and MOEX advising of their intent to preserve any rights they may have to our insurance policies as an additional insured under the drilling contract.  We, Anadarko and MOEX each have entered into the declaratory judgment actions.  The actions have been transferred to the MDL for discovery purposes in the U.S. District Court, Eastern District of Louisiana.  On November 15, 2011, the court ruled that coverage rights are limited to the scope of Transocean’s indemnity of BP in the drilling contract.  Proposed final judgments have been submitted to and are under consideration by the court.  The court’s ruling may be appealed.

At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, exclusive of a $15 million deductible and a $50 million self-insured layer through our wholly-owned captive insurance subsidiary.  This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million.  The $250 million fifth layer contains different contractual terms, compared to the first four layers, with regard to additional insured status, such that we believe with reasonable certainty that BP, Anadarko and MOEX do not have contractual right to additional insured status under that layer of our insurance program.

Additionally, our first layer of excess insurers filed interpleader actions on June 17, 2011.  The insurers contend that they face multiple, and potentially competing, claims to the relevant insurance proceeds.  In these actions, the insurers effectively ask the court to manage disbursement of the funds to the alleged claimants, as appropriate, and discharge the insurers of any additional liability.  A protocol has been executed by the parties to the suits, and claims have been submitted to the court for review.  The parties to the interpleaders have agreed to a protocol to facilitate the reimbursement and funding of settlements of personal injury and fatality claims of our crew and vendors using insurance funds.  To date, no payments have yet been received.

Litigation—As of December 31, 2011, 349 actions or claims were pending against us and certain of our subsidiaries, along with other unaffiliated defendants, in state and federal courts.  Additionally, government agencies have initiated investigations into the Macondo well incident.  We have categorized below the nature of the legal actions or claims.  We are evaluating all claims and intend to vigorously defend any claims and pursue any and all defenses available.  In addition, we believe we are entitled to contractual defense and indemnity for all wrongful death and personal injury claims made by non-employees and third-party subcontractors’ employees as well as all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water.  See “—Contractual indemnity.”

Wrongful death and personal injury—As of December 31, 2011, we and one or more of our subsidiaries have been named, along with other unaffiliated defendants, in 34 complaints that were pending in state and federal courts in Louisiana and Texas involving multiple plaintiffs that allege wrongful death and other personal injuries arising out of the Macondo well incident.  Per the order of the MDL, these claims have been centralized for discovery purposes in the U.S. District Court, Eastern District of Louisiana.  The complaints generally allege negligence and seek awards of unspecified economic damages and punitive damages.  BP, MI-SWACO, Weatherford Ltd. and Cameron International Corporation and certain of their affiliates, have, based on contractual arrangements, also made indemnity demands upon us with respect to personal injury and wrongful death claims asserted by our employees or representatives of our employees against these entities.  See “—Contractual indemnity.”

Economic loss—As of December 31, 2011, we and one or more of our subsidiaries were named, along with other unaffiliated defendants, in 114 individual complaints as well as 184 putative class-action complaints that were pending in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and possibly other courts.  The complaints generally allege, among other things, potential economic losses as a result of environmental pollution arising out of the Macondo well incident and are based primarily on the OPA and state OPA analogues.  The plaintiffs are generally seeking awards of unspecified economic, compensatory and punitive damages, as well as injunctive relief.  See “—Contractual indemnity.”

Federal securities claims—Two federal securities law class actions are currently pending in the U.S. District Court, Southern District of New York, naming us and certain of our officers and directors as defendants.  One of these actions generally allege violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated under the Exchange Act and Section 20(a) of the Exchange Act in connection with the Macondo well incident.  The plaintiffs are generally seeking awards of unspecified economic damages, including damages resulting from the decline in our stock price after the Macondo well incident.  The other action was filed by a former GlobalSantaFe shareholder, alleging that the proxy statement related to our shareholder meeting in connection with our merger with GlobalSantaFe violated Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act.  The plaintiff claims that GlobalSantaFe shareholders received inadequate consideration for their shares as a result of the alleged violations and seeks rescission and compensatory damages.  The defendants have filed motions to dismiss each of these claims, and the plaintiffs have responded.  The motions have been fully briefed and are pending rulings by the courts.

Other federal statutes—Several of the claimants have made assertions under the statutes, including the Clean Water Act, the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act and the Emergency Planning and Community Right-to-Know Act.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed by our shareholders naming us as a nominal defendant and certain of our officers and directors as defendants in the District Courts of the State of Texas.  The first case generally alleges breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident and the other generally alleges breach of fiduciary duty, unjust enrichment and waste of corporate assets in connection with the Macondo well incident.  The plaintiffs are generally seeking, on behalf of us, restitution and disgorgement of all profits, benefits and other compensation from the defendants.  Under current schedule orders, an amended consolidated complaint must be filed by the plaintiffs by March 5, 2012.

Government claims—On December 15, 2010, the U.S. Department of Justice (“DOJ”) filed a civil lawsuit against us and other unaffiliated defendants.  The complaint alleges violations under OPA and the Clean Water Act, including claims for per barrel civil penalties of up to $1,100 per barrel or up to $4,300 per barrel if gross negligence or willful misconduct is established, and the DOJ reserved its rights to amend the complaint to add new claims and defendants.  The U.S. government has estimated that up to 4.1 million barrels of oil were discharged and subject to penalties.  The complaint asserts that all defendants named are jointly and severally liable for all removal costs and damages resulting from the Macondo well incident.  On December 6, 2011, the DOJ filed a motion for partial summary judgment seeking a ruling that we were jointly and severely liable under OPA, and liable for civil penalties under the Clean Water Act, for all of the discharges from Macondo well on the theory that discharges not only came from the well but also from the blowout preventer and riser, appurtenances of Deepwater Horizon.  See Note 28—Subsequent Events.

In addition to the civil complaint, the DOJ served us with civil investigative demands on December 8, 2010.  These demands were part of an investigation by the DOJ to determine if we made false claims, or false statements in support of claims, in connection with the operator’s acquisition of the leasehold interest in the Mississippi Canyon Block 252, Gulf of Mexico and drilling operations on Deepwater Horizon.

The DOJ is also conducting a criminal investigation into the Macondo well incident.  On March 7, 2011, the DOJ announced the formation of a new task force to lead the criminal investigation.  The task force served us with informal requests for documents in March 2011, and a grand jury issued a subpoena requesting documents from us on April 13, 2011.  We have had a number of communications with the task force since that time, and the task force has made informal requests for additional information from us from time to time.  The task force is investigating possible violations by us and certain unaffiliated parties of the Clean Water Act, the Migratory Bird Treaty Act, the Refuse Act, the Endangered Species Act, and the Seaman’s Manslaughter Act, among other federal statues, and possible criminal liabilities including fines under those statues and under the Alternative Fines Act.  Under the Alternatives Fines Act, a corporate defendant convicted of a criminal offense may be subject to a fine in the amount of twice the gross pecuniary loss suffered by third parties as a result of the offense.  If we are charged with or convicted of certain criminal environmental offenses, we may be subject to suspension or debarment as a contractor or subcontractor on certain government contracts, including leases.

In June 2010, the Louisiana Department of Environmental Quality (the “LDEQ”) issued a consolidated compliance order and notice of potential penalty to us and certain of our subsidiaries asking us to eliminate and remediate discharges of oil and other pollutants into waters and property located in the State of Louisiana, and to submit a plan and report in response to the order.  In October 2010, the LDEQ rescinded its enforcement actions against us and our subsidiaries but reserved its rights to seek civil penalties for future violations of the Louisiana Environmental Quality Act.

In September 2010, the State of Louisiana filed a declaratory judgment seeking to designate us as a responsible party under OPA and the Louisiana Oil Spill Prevention and Response Act for the discharges emanating from the Macondo well.

Additionally, suits have been filed by the State of Alabama and the cities of Greenville, Evergreen, Georgiana and McKenzie, Alabama in the U.S. District Court, Middle District of Alabama; the Mexican States of Veracruz, Quintana Roo and Tamaulipas in the U.S. District Court, Western District of Texas; and the City of Panama City Beach, Florida in the U.S. District Court, Northern District of Florida.  Suits were also filed by the City of New Orleans, by and on behalf of multiple Parishes, and by or on behalf of the Town of Grand Isle, Grand Isle Independent Levee District, the Town of Jean Lafitte, the Lafitte Area Independent Levee District, the City of Gretna, the City of Westwego, and the City of Harahan in the U.S. District Court, Eastern District of Louisiana.  Additional suits were filed by or on behalf of other Parishes in the respective Parish courts and were removed to federal court.  A local government master complaint also was filed in which cities, municipalities, and other local government entities can and have joined.  Generally, these governmental entities allege economic losses under OPA and other statutory environmental state claims and also assert various common law state claims.  The claims have been centralized in the MDL and will proceed in accordance with the MDL scheduling order.  The city of Panama City Beach’s claim was voluntarily dismissed.

On August 26, 2011, the MDL Court ruled on the motion to dismiss certain economic loss claims.  The court ruled that state law, both statutory and common law, is preempted by maritime law, notwithstanding OPA’s savings provisions.  Accordingly, all claims brought under state law were dismissed.  Secondly, general maritime law claims that do not allege physical damage to a proprietary interest were dismissed, unless the claim falls into the commercial fisherman exception.  The court ruled that OPA claims for economic loss do not require physical damage to a proprietary interest.  Third, the MDL Court ruled that presentment under OPA is a mandatory condition precedent to filing suit against a responsible party.  Finally, the MDL Court ruled that claims for punitive damages may be available under general maritime law in claims against responsible parties and non-responsible parties.  The State of Louisiana and BP each have appealed portions of this ruling.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Mexican States’ OPA claims were dismissed for failure to demonstrate that recovery under OPA was authorized by treaty or executive agreement.  This ruling may be appealed.

By letter dated May 5, 2010, the Attorneys General of the five Gulf Coast states of Alabama, Florida, Louisiana, Mississippi and Texas informed us that they intend to seek recovery of pollution clean-up costs and related damages arising from the Macondo well incident.  In addition, by letter dated June 21, 2010, the Attorneys General of the 11 Atlantic Coast states of Connecticut, Delaware, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New York, North Carolina, Rhode Island and South Carolina informed us that their states have not sustained any damage from the Macondo well incident but they would like assurances that we will be responsible financially if damages are sustained.  We responded to each letter from the Attorneys General and indicated that we intend to fulfill our obligations as a responsible party for any discharge of oil from Deepwater Horizon on or above the surface of the water, and we assume that the operator will similarly fulfill its obligations under OPA for discharges from the undersea well.  Other than the lawsuits filed by the states discussed above, no further requests have been made or actions taken subsequent to the initial communication.

Wreck removal—By letter dated December 6, 2010, the Coast Guard requested us to formulate and submit a comprehensive oil removal plan to remove any diesel fuel contained in the sponsons and fuel tanks that can be recovered from Deepwater Horizon.  We have conducted a survey of the rig wreckage and have confirmed that no diesel fuel remains on the rig.  We have insurance coverage for wreck removal for up to 25 percent of Deepwater Horizon’s insured value, or $140 million, with any excess wreck removal liability generally covered to the extent of our remaining excess liability limits.

Contractual indemnity—Under our drilling contract for Deepwater Horizon, the operator has agreed, among other things, to assume full responsibility for and defend, release and indemnify us from any loss, expense, claim, fine, penalty or liability for pollution or contamination, including control and removal thereof, arising out of or connected with operations under the contract other than for pollution or contamination originating on or above the surface of the water from hydrocarbons or other specified substances within the control and possession of the contractor, as to which we agreed to assume responsibility and protect, release and indemnify the operator.  Although we do not believe it is applicable to the Macondo well incident, we also agreed to indemnify and defend the operator up to a limit of $15 million for claims for loss or damage to third parties arising from pollution caused by the rig while it is off the drilling location, while the rig is underway or during drive off or drift off of the rig from the drilling location.  The operator has also agreed, among other things, (1) to defend, release and indemnify us against loss or damage to the reservoir, and loss of property rights to oil, gas and minerals below the surface of the earth and (2) to defend, release and indemnify us and bear the cost of bringing the well under control in the event of a blowout or other loss of control.  We agreed to defend, release and indemnify the operator for personal injury and death of our employees, invitees and the employees of our subcontractors while the operator agreed to defend, release and indemnify us for personal injury and death of its employees, invitees and the employees of its other subcontractors, other than us.  We have also agreed to defend, release and indemnify the operator for damages to the rig and equipment, including salvage or removal costs.

Although we believe we are entitled to contractual defense and indemnity, given the potential amounts involved in connection with the Macondo well incident, the operator has sought to avoid its indemnification obligations.  In particular, the operator, in response to our request for indemnification, has generally reserved all of its rights and stated that it could not at this time conclude that it is obligated to indemnify us.  In doing so, the operator has asserted that the facts are not sufficiently developed to determine who is responsible and has cited a variety of possible legal theories based upon the contract and facts still to be developed.  We believe this reservation of rights is without justification and that the operator is required to honor its indemnification obligations contained in our contract and described above.

In April 2011, BP filed a claim seeking a declaration that it is not liable to us in contribution, indemnification, or otherwise.  On November 1, 2011, we filed a motion for partial summary judgment seeking enforcement of the indemnity obligations for pollution and civil fines and penalties contained in the drilling contract with BP.  See Note 28—Subsequent Events.

Other legal proceedings

Brazil Frade field incident—On or about November 7, 2011, oil was released from fissures in the ocean floor in the vicinity of a development well being drilled by Chevron off the coast of Rio de Janeiro in the Frade field with Sedco 706.  The release was ultimately controlled and the well was plugged.  The oil released is in the process of being contained by Chevron.

On or about December 13, 2011, a federal prosecutor in the town of Campos in Rio de Janeiro State filed a civil public action against Chevron and us seeking 20.0 billion Brazilian reals, equivalent to approximately $11.0 billion, and seeking a preliminary and permanent injunction preventing Chevron and us from operating in Brazil.  The prosecutor amended the requested injunction on December 15, 2011, to seek to prevent Chevron and us from conducting extraction or transportation activities in Brazil and to seek to require Chevron to stop the release and remediate its effects.  The complaint has not been served on us.

On December 21, 2011, a federal police marshal investigating the release filed a report with the federal court in Rio de Janeiro State recommending the indictment of Chevron, us, and 17 individuals, five of which are our employees.  The report recommended indictment on four counts, three alleging environmental offenses and one alleging false statements by Chevron in connection with its cleanup efforts.  The federal court in Rio de Janeiro State has forwarded the report to the federal court in Campos for a decision on the proper jurisdiction for the matter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The drilling services and charter contracts between us and Chevron provides, among other things, for Chevron to indemnify and defend us for claims based on pollution or contamination originating from below the surface of the water, including claims for control or removal or property loss or damage, including but not limited to third-party claims and liabilities, with an excludable amount of $250,000 per occurrence if the claim arises from our negligence.

We believe that we have valid defenses to the threatened civil and criminal claims by the federal prosecutor and intend to defend vigorously against any claims that are brought based on the incident.  We also intend to pursue indemnity rights under our contracts with Chevron.

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling activities between 1965 and 1986.  Each individual plaintiff was subsequently required to file a separate lawsuit, and the original 21 multi-plaintiff complaints were then dismissed by the Circuit Courts.  The amended complaints resulted in one of our subsidiaries being named as a direct defendant in seven cases.  We have or may have an indirect interest in an additional 12 cases.  The complaints generally allege that the defendants used or manufactured asbestos-containing drilling mud additives for use in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages.  In each of these cases, the complaints have named other unaffiliated defendant companies, including companies that allegedly manufactured the drilling-related products that contained asbestos.  All of these cases are being governed for discovery and trial setting by a single Case Management Order entered by a Special Master appointed by the court to reside over all the cases, and none of the seven cases in which we are a named defendant have been scheduled for trial or pre-trial discovery.  The preliminary information available on these claims is not sufficient to determine if there is an identifiable period for alleged exposure to asbestos, whether any asbestos exposure in fact occurred, the vessels potentially involved in the claims, or the basis on which the plaintiffs would support claims that their injuries were related to exposure to asbestos.  However, the initial evidence available would suggest that we would have significant defenses to liability and damages.  None of our companies have manufactured or distributed drilling mud or additives for same, and the handling of such additives by one of our employees would be a relatively infrequent occurrence that likely would have involved a non-asbestos product.  In 2011, the Special Master issued a ruling that a Jones Act employer defendant, such as us, cannot be sued for punitive damages, and we expect this ruling to apply to each of our seven cases.  To date, seven of the 769 cases have gone to trial against defendants who allegedly manufactured or distributed drilling mud additives.  None of these cases have involved an individual Jones Act employer and we have not been a defendant in any of these cases.  Two of the cases resulted in defense verdicts and one case ended with a hung jury.  Four cases resulted in verdicts for the plaintiff.  Because the jury awarded punitive damages, two of these cases resulted in a substantial verdict in favor of the plaintiff, however both of these verdicts have since been vacated by the trial court.  One was vacated on the basis that the plaintiff failed to meet its burden of proof.  While the court’s decision is consistent with our general evaluation of the strength of these cases, it is currently being reviewed on appeal.  The second plaintiff verdict was vacated because the presiding judge was removed from hearing any asbestos cases due to a conflict of interest.  The two remaining plaintiff verdicts are under appeal by the defendants.  We intend to defend these lawsuits vigorously, although there can be no assurance as to the ultimate outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes.  The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly as the beneficiary of a qualified settlement fund, funding from settlements with insurers, assigned rights from insurers and “coverage-in-place” settlement agreements with insurers, and funds received from the commutation of certain insurance policies.  The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2011, the subsidiary was a defendant in approximately 950 lawsuits.  Some of these lawsuits include multiple plaintiffs and we estimate that there are approximately 2,114 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The first of the asbestos-related lawsuits was filed against this subsidiary in 1990.  Through December 31, 2011, the amounts expended to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and costs of settlement have been met by insurance made available to the subsidiary.  The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases.  However, the subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding from settlements and claims payments from insurers, assigned rights from insurers and “coverage-in-place” settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the final outcome of these matters, we do not believe that the current value of the claims where we have been identified will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of approximately $187 million from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations.  The assessments resulted from a preliminary finding by these authorities that our subsidiary’s record keeping practices were deficient.  We currently believe that the substantial majority of these assessments are without merit.  We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Brazilian import license assessment—In the fourth quarter of 2010, one of our Brazilian subsidiaries received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of approximately $235 million based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We responded to the assessment on December 22, 2010, and we currently believe that a substantial majority of the assessment is without merit.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters and various regulatory matters.  We are also involved in lawsuits relating to damage claims arising out of hurricanes Katrina and Rita, all of which are insured and which are not material to us.  As of December 31, 2011, we were involved in a number of other lawsuits, including a dispute for municipal tax payments in Brazil and a dispute involving customs procedures in India, neither of which is material to us, and all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending or threatened litigation.  There can be no assurance that our beliefs or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the U.S. Environmental Protection Agency (“EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The form of the agreement is a consent decree, which has been entered by the court.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California.  This site was formerly owned and operated by certain of our subsidiaries.  It is presently owned by an unrelated party, which has received an order to test the property.  We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property.  Testing has been completed at the property but no contaminants of concern were detected.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of:

•                  the actual responsibility attributed to us and the other PRPs at the site;

•                  appropriate investigatory or remedial actions; and

•                  allocation of the costs of such activities among the PRPs and other site users.

Our ultimate financial responsibility in connection with those sites may depend on many factors, including:

•                  the volume and nature of material, if any, contributed to the site for which we are responsible;

•                  the number of other PRPs and their financial viability; and

•                  the remediation methods and technology to be used.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our statement of financial position or results of operations.  Estimated costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Contamination litigation

On July 11, 2005, one of our subsidiaries was served with a lawsuit filed on behalf of three landowners in Louisiana in the 12th Judicial District Court for the Parish of Avoyelles, State of Louisiana.  The lawsuit named 19 other defendants, all of which were alleged to have contaminated the plaintiffs’ property with naturally occurring radioactive material, produced water, drilling fluids, chlorides, hydrocarbons, heavy metals and other contaminants as a result of oil and gas exploration activities.  Experts retained by the plaintiffs issued a report suggesting significant contamination in the area operated by the subsidiary and another codefendant, and claimed that over $300 million would be required to properly remediate the contamination.  The experts retained by the defendants conducted their own investigation and concluded that the remediation costs would amount to no more than $2.5 million.

The plaintiffs and the codefendant threatened to add GlobalSantaFe as a defendant in the lawsuit under the “single business enterprise” doctrine contained in Louisiana law.  The single business enterprise doctrine is similar to corporate veil piercing doctrines.  On August 16, 2006, our subsidiary and its immediate parent company, each of which is an entity that no longer conducts operations or holds assets, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.  Later that day, the plaintiffs dismissed our subsidiary from the lawsuit.  Subsequently, the codefendant filed various motions in the lawsuit and in the Delaware bankruptcies attempting to assert alter ego and single business enterprise claims against GlobalSantaFe and two other subsidiaries in the lawsuit.  The efforts to assert alter ego and single business enterprise theory claims against GlobalSantaFe were rejected by the Court in Avoyelles Parish, and the lawsuit against the other defendant went to trial on February 19, 2007.  This lawsuit was resolved at trial with a settlement by the codefendant that included a $20 million payment and certain cleanup activities to be conducted by the codefendant.  The codefendant further claimed to receive a right to continue to pursue the original plaintiff’s claims.

The codefendant sought to dismiss the bankruptcies.  In addition, the codefendant filed proofs of claim against both our subsidiary and its parent with regard to its claims arising out of the settlement of the lawsuit.  On February 15, 2008, the bankruptcy court denied the codefendant’s request to dismiss the bankruptcy case but modified the automatic stay to allow the codefendant to proceed on its claims against the debtors, our subsidiary and its parent, and their insurance companies.  The codefendant subsequently filed suit against the debtors and certain of its insurers in the Court of Avoyelles Parish to determine their liability for the settlement.  The denial of the motion to dismiss the bankruptcies was appealed.  On appeal the bankruptcy cases were ordered to be dismissed, and the bankruptcies were dismissed on June 14, 2010.

On March 10, 2010, GlobalSantaFe and the two subsidiaries filed a declaratory judgment action in State District Court in Houston, Texas against the codefendant and the debtors seeking a declaration that GlobalSantaFe and the two subsidiaries had no liability under legal theories advanced by the codefendant.  This action is currently stayed.

On March 11, 2010, the codefendant filed a motion for leave to amend the pending litigation in Avoyelles Parish to add GlobalSantaFe, Transocean Worldwide Inc., its successor and our wholly owned subsidiary, and one of the subsidiaries as well as various additional insurers.  Leave to amend was granted and the amended petition was filed.  An extension to respond for all purposes was agreed until April 28, 2010 for the debtors, GlobalSantaFe, Transocean Worldwide Inc. and the subsidiary.  On April 28, 2010, GlobalSantaFe and its two subsidiaries filed various exceptions seeking dismissal of the Avoyelles Parish lawsuit, which have been denied.  Subsequent to denial, GlobalSantaFe and its two subsidiaries filed supervisory writs with the Third Circuit Court of Appeals for the State of Louisiana.

On December 15, 2010, as permitted under the existing Case Management Order, GlobalSantaFe and various subsidiaries served third-party demands joining various insurers in the Avoyelles Parish lawsuit seeking insurance coverage for the claims brought against GlobalSantaFe and such subsidiaries.  On January 27, 2011, one of the insurers filed pleadings removing the Avoyelles Parish lawsuit to the United States District Court for the Western District of Louisiana, Alexandria Division (the “Western District Action”).  On February 3, 2011, GlobalSantaFe and the two subsidiaries filed motions to dismiss the Western District Action, which are now pending.  A motion to remand was filed by the codefendant and a hearing on the motion was held on April 5, 2011.  A report and recommendations were issued on April 25, 2011 by the magistrate in favor of granting the motion to remand.  Objections to this report were filed with the district court.  On September 27, 2011 the district court adopted the report and recommendations and remanded the matter to the state court in Avoyelles Parish.  Separately, the removing insurer has filed an appeal of the United States Court of Appeals for the Fifth Circuit challenging the remand order and seeking to stay or enjoin the state court from proceeding until a determination of the appeal.  The appeal is currently pending in the initial briefing state.

Subsequent to the remand, a scheduling order has been entered in the Avoyelles Parish lawsuit and a jury trial is set for September 17, 2012.  In the interim, discovery is ongoing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

We believe that the legal theories advanced by the codefendant should not be applied against GlobalSantaFe or Transocean Worldwide Inc.  Our subsidiary, its parent and GlobalSantaFe intend to continue to vigorously defend against any action taken in an attempt to impose liability against them under the theories discussed above or otherwise and believe they have good and valid defenses thereto.  We do not believe that these claims will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Retained risk

Our hull and machinery and excess liability insurance program consists of commercial market and captive insurance policies. We periodically evaluate our insurance limits and self-insured retentions.  As of December 31, 2011, the insured value of our drilling rig fleet was approximately $36.4 billion, excluding our rigs under construction.

Under the hull and machinery program, we generally maintain a $125 million per occurrence deductible, limited to a maximum of $250 million per policy period.  Subject to the same shared deductible, we also have coverage for costs incurred to mitigate damage to a rig up to an amount equal to 25 percent of a rig’s insured value.  Also subject to the same shared deductible, we have coverage for wreck removal for an amount up to 25 percent of a rig’s insured value, with any excess generally covered to the extent of our excess liability coverage described below.  However, we generally retain the risk for all hull and machinery exposures for our Standard Jackups and swamp barge, which are self-insured through our wholly-owned captive insurance company.

We carry $793 million of commercial market excess liability coverage, exclusive of the deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution.  Our excess liability coverage has (1) separate $10 million per occurrence deductibles on crew personal injury liability and on collision liability claims and (2) a separate $5 million per occurrence deductible on other third-party non-crew claims.  Through our wholly-owned captive insurance company, we have retained the risk of the primary $50 million excess liability coverage, along with $157 million of the excess liability coverage, of which we have re-insured $25 million in the commercial market.  In addition, we generally retain the risk for any liability losses in excess of $1.0 billion.

We also carry $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well.  This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct.

We have elected to self-insure operators extra expense coverage for ADTI and CMI.  This coverage provides protection against expenses related to well control, pollution and redrill liability associated with blowouts.  ADTI’s customers assume, and indemnify ADTI for, liability associated with blowouts in excess of a contractually agreed amount, generally $50 million.

We generally do not have commercial market insurance coverage for loss of revenue, unless it is contractually required, or for physical damage losses, including liability for wreck removal expenses, to our fleet caused by named windstorms in the U.S. Gulf of Mexico and war perils worldwide.

Letters of credit and surety bonds

We had letters of credit outstanding totaling $650 million and $595 million at December 31, 2011 and 2010, respectively, issued under various committed and uncommitted credit lines provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  Included in the letters of credit outstanding at December 31, 2011 and 2010 was a $60 million letter of credit issued for TPDI to satisfy its liquidity requirements under the TPDI Credit Facilities under an uncommitted credit facility that has been established by one of our subsidiaries (see Note 12—Debt).

As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations relating to the importation of our rigs and certain performance and other obligations.  Surety bonds outstanding totaled $12 million and $27 million at December 31, 2011 and 2010, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 16—Redeemable Noncontrolling Interest

Quantum owns the 50 percent interest in TPDI that is not owned by us and has the unilateral right to exchange its interest in TPDI for our shares or cash, at its election, at an amount based on an appraisal of the fair value of the drillships that are owned by TPDI, subject to certain adjustments.  Accordingly, the carrying amount of Quantum’s interest is presented as redeemable noncontrolling interest on our consolidated balance sheets.  Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Redeemable noncontrolling interest
Balance, beginning of period	$25	$—	$—
Reclassification from noncontrolling interest	—	26	—
Net income attributable to noncontrolling interest (a)	94	13	—
Other comprehensive loss attributable to noncontrolling interest (a)	(3)	(14)	—
Balance, end of period	$116	$25	$—

(a)         The noncontrolling interest associated with TPDI was not redeemable during the year ended December 31, 2009.

Note 17—Shareholders’ Equity

Share issuance—In December 2011, we completed a public offering of 29.9 million shares at a price per share of $40.50, equivalent to CHF 37.19 using an exchange rate of USD 1.00 to CHF 0.9183.  We received proceeds of $1.2 billion, net of underwriting discounts and commissions, issuance costs and the Swiss Federal Issuance Stamp Tax from the offering.

Distribution of qualifying additional paid-in capital—In May 2011, at our annual general meeting, our shareholders approved the distribution of additional paid-in capital in the form of a U.S. dollar denominated dividend of $3.16 per outstanding share, payable in four equal installments of $0.79 per outstanding share, subject to certain limitations.  In May 2011, we recognized a distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid-in capital.  On June 15, 2011, September 21, 2011 and December 21, 2011, we paid the first three installments, in the aggregate amount of $763 million, to shareholders of record as of May 20, 2011, August 26, 2011, and November 25, 2011, respectively.  At December 31, 2011, the carrying amount of the unpaid distribution payable was $278 million.

Shares held by subsidiary—In December 2008, we issued 16 million of our shares to one of our subsidiaries for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2011 and 2010, our subsidiary held approximately 12 million shares and 13 million shares, respectively.

Share repurchase program—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately $3.7 billion, using an exchange rate of USD 1.00 to CHF 0.94 as of the close of trading on December 31, 2011.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.

During the year ended December 31, 2011, we did not purchase any of our shares under our share repurchase program.  During the year ended December 31, 2010, following the authorization by our board of directors, we repurchased 2,863,267 of our shares under our share repurchase program for an aggregate purchase price of CHF 257 million, equivalent to $240 million.  At December 31, 2011 and 2010, we held 2,863,267 treasury shares purchased under our share repurchase program and recorded at cost.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 18—Share-Based Compensation Plans

Overview—We have (i) a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and outside directors under which awards can be granted in the form of stock options, restricted shares, deferred units, SARs and cash performance awards and (ii) other incentive plans under which awards are currently outstanding.  Awards that may be granted under the Long-Term Incentive Plan include traditional time-vesting awards (“time-based awards”) and awards that are earned based on the achievement of certain performance criteria (“performance-based awards”) or market factors (“market-based awards”).  Our executive compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan.  As of December 31, 2011, we had 36 million shares authorized and 15 million shares available to be granted under the Long-Term Incentive Plan.

Time-based awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance-based and market-based awards are typically awarded subject to either a two-year or a three-year measurement period during which the number of options, shares or deferred units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or deferred units is determined (the “determination date”) subject to the stated vesting period.  The two-year awards generally vest in three equal installments beginning on the determination date and on January 1 of each of the two subsequent years.  The three-year awards generally vest in one aggregate installment following the determination date.  Once vested, options and SARs generally have a 10-year term during which they are exercisable.

As of December 31, 2011, total unrecognized compensation costs related to all unvested share-based awards totaled $91 million, which is expected to be recognized over a weighted-average period of 1.8 years.  We recognized additional share-based compensation expense of $3 million, $12 million and $8 million in connection with modifications of share-based awards for the years ended December 31, 2011, 2010 and 2009, respectively.

Option valuation assumptions—We estimated the fair value of each option award under the Long-Term Incentive Plan on the grant date using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2011	2010	2009
Dividend yield	4%	4%	—
Expected price volatility	40%	39%	49%
Risk-free interest rate	1.97%	2.30%	1.80%
Expected life of options	4.9 years	4.7 years	4.8 years
Weighted-average fair value of options granted	$19.75	$30.03	$26.07

Time-Based Awards

Stock options—The following table summarizes vested and unvested time-based vesting stock option (“time-based options”) activity under our incentive plans during the year ended December 31, 2011:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2011	1,653,683	$66.37	5.29	$5
Granted	194,342	78.76
Exercised	(210,997)	46.37
Forfeited	(47,515)	84.77
Expired	(10,229)	42.79
Outstanding at December 31, 2011	1,579,284	$70.16	2.67	$—

Vested and exercisable at December 31, 2011	1,182,287	$68.13	2.67	$—

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2011 was $19.75 per share.  The total pretax intrinsic value of time-based options exercised during the year ended December 31, 2011 was $5 million.  At December 31, 2011, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on these dates.  There were 396,997 unvested time-based options outstanding as of December 31, 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

There were time-based options to purchase 253,288 and 597,898 shares granted during the years ended December 31, 2010 and 2009, respectively.  The weighted-average grant-date fair value of time-based options granted was $30.03 and $26.07 per share for the years ended December 31, 2010 and 2009, respectively.  There were 289,445 and 980,105 time-based options exercised during the years ended December 31, 2010 and 2009, respectively.  The total pretax intrinsic value of time-based options exercised was $11 million and $43 million during the years ended December 31, 2010 and 2009, respectively.  There were 470,400 and 656,790 unvested time-based options outstanding as of December 31, 2010 and 2009, respectively.

Restricted shares—The following table summarizes unvested share activity for time-based vesting restricted shares (“time-based shares”) granted under our incentive plans during the year ended December 31, 2011:

	Number of shares	Weighted-average grant-date fair value per share
Unvested at January 1, 2011	3,939	$132.32
Vested	(3,939)	132.32
Unvested at December 31, 2011	—	$—

We did not grant time-based shares during the years ended December 31, 2011, 2010 and 2009.  There were 92,573 and 320,782 time-based shares that vested during the years ended December 31, 2010 and 2009, respectively.  The total grant-date fair value of time-based shares that vested was $1 million, $10 million and $39 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Deferred units—A deferred unit is a unit that is equal to one share but has no voting rights until the underlying shares are issued.  The following table summarizes unvested activity for time-based vesting deferred units (“time-based units”) granted under our incentive plans during the year ended December 31, 2011:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2011	1,844,784	$75.23
Granted	1,090,747	77.55
Vested	(832,252)	78.97
Forfeited	(163,439)	76.94
Unvested at December 31, 2011	1,939,840	$74.78

The total grant-date fair value of the time-based units vested during the year ended December 31, 2011 was $66 million.

There were 1,055,367 and 1,287,893 time-based units granted during the years ended December 31, 2010 and 2009, respectively.  The weighted-average grant-date fair value of time-based units granted was $76.83 and $60.53 per share for the years ended December 31, 2010 and 2009, respectively.  There were 559,339 and 282,543 time-based units that vested during the years ended December 31, 2010 and 2009, respectively.  The total grant-date fair value of deferred units that vested was $45 million and $33 million for the years ended December 31, 2010 and 2009, respectively.

SARs—The following table summarizes share-settled SARs activity under our incentive plans during the year ended December 31, 2011:

	Number of awards	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2011	189,139	$93.28	5.76	$—
Exercised	(1,400)	77.73	—	—
Forfeited	(7,768)	105.57	—	—
Outstanding at December 31, 2011	179,971	$92.87	4.66	$—

Vested and exercisable at December 31, 2011	179,971	$92.87	4.66	$—

At January 1 and December 31, 2011, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on those dates.  We did not grant share-settled SARs during the years ended December 31, 2011, 2010, and 2009.  There were no share-settled SARs exercised during the year ended December 31, 2010.  There were 224 share-settled SARs exercised with a total pretax intrinsic value of zero during the year ended December 31, 2009.  There were no unvested share-settled SARs outstanding as of December 31, 2011, 2010 and 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Performance-Based Awards

Stock options—We grant performance-based stock options (“performance-based options”) that can be earned depending on the achievement of certain performance targets.  The number of options earned is quantified upon completion of the performance period at the determination date.  The following table summarizes vested and unvested performance-based option activity under our incentive plans during the year ended December 31, 2011:

	Number of shares under option	Weighted-average exercise price per share	Weighted-average remaining contractual term (years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2011	179,262	$75.30	5.22	$—
Outstanding at December 31, 2011	179,262	$75.30	4.23	$—

Vested and exercisable at December 31, 2011	179,262	$75.30	4.23	$—

At December 31, 2011, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on that date.  We did not grant performance-based options during the years ended December 31, 2011, 2010 and 2009.  There were no performance-based options exercised during the years ended December 31, 2011, 2010 and 2009.  There were no unvested performance-based stock options outstanding as of December 31, 2011, 2010 and 2009.

Market-Based Awards

Deferred units—We grant market-based deferred units (“market-based units”) that can be earned depending on the achievement of certain market conditions.  The number of units earned is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for market-based units granted under our incentive plans during the year ended December 31, 2011:

	Number of units	Weighted-average grant-date fair value per share
Unvested at January 1, 2011	422,906	$89.14
Granted	98,797	78.69
Forfeited	(105,756)	121.89
Unvested at December 31, 2011	415,947	$75.98

There were 122,934 and 285,012 market-based units granted with a weighted-average grant-date fair value of $82.55 and $75.98 per share during the years ended December 31, 2010 and 2009, respectively.  No market-based units vested in the years ended December 31, 2011, 2010 and 2009.

Note 19—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2011	2010
Other current liabilities
Accrued payroll and employee benefits	$340	$270
Distribution payable	278	—
Deferred revenue	181	134
Deferred revenue of consolidated variable interest entities	16	16
Accrued taxes, other than income	127	126
Accrued interest	132	97
Unearned income	2	15
Contingent liabilities	1,229	164
Other	45	61
Total other current liabilities	$2,350	$883

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2011	2010
Other long-term liabilities
Long-term income taxes payable	$729	$675
Accrued pension liabilities	579	426
Deferred revenue	244	302
Deferred revenue of consolidated variable interest entities	85	91
Drilling contract intangibles	103	152
Accrued retiree life insurance and medical benefits	49	52
Other	114	93
Total other long-term liabilities	$1,903	$1,791

Note 20—Supplemental Cash Flow Information

Net cash provided by (used in) operating activities attributable to the net change in operating assets and liabilities were composed of the following (in millions):

	Years ended December 31,
	2011	2010	2009
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	$(174)	$386	$504
Increase in other current assets	(73)	(75)	(50)
Increase in other assets	(5)	(40)	(30)
Increase (decrease) in accounts payable and other current liabilities	978	227	(60)
Decrease in other long-term liabilities	(34)	(52)	(7)
Change in income taxes receivable / payable, net	53	(37)	77
	$745	$409	$434

Additional cash flow information were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Certain cash operating activities
Cash payments for interest	$626	$641	$683
Cash payments for income taxes	338	493	663

Non-cash investing and financing activities
Capital expenditures, accrued at end of period (a)	$68	$69	$139
Asset capitalized under capital leases (b)	—	—	716
Non-cash proceeds received for the sale of assets (c)	—	134	—

(a)         These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable.

(b)         On August 4, 2009, we accepted delivery of Petrobras 10000 and recorded non-cash additions of $716 million to property and equipment, net along with a corresponding increase to long-term debt.  See Note 12—Debt and Note 15—Commitments and Contingencies.

(c)          During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV.  In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate face value amount of $165 million.  We recognized the notes receivable at their estimated fair value, in the aggregate amount of $134 million, measured at the time of the sale.  See Note 23—Variable Interest Entities and Note 10—Drilling Fleet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 21—Fair Value of Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
Cash and cash equivalents	$4,017	$4,017	$3,394	$3,394
Accounts receivable	2,049	2,049	1,653	1,653
Notes receivable and working capital loan receivable	139	139	115	115
Restricted cash investments	928	975	47	47
Long-term debt, including current maturities	12,698	13,074	10,271	10,562
Long-term debt of consolidated variable interest entities, including current maturities	838	838	950	964
Derivative instruments, assets	36	36	21	21
Derivative instruments, liabilities	38	38	13	13

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents, which are stated at cost plus accrued interest, approximates fair value because of the short maturities of those instruments.

Accounts receivable—The carrying amount, net of valuation allowance, approximates fair value because of the short maturities of those instruments.

Notes receivable and working capital loan receivable—The carrying amount represents the amortized cost of our investment, which approximates the estimated fair value.  We measured the estimated fair value using significant unobservable inputs, including the credit rating of the borrower.  At December 31, 2011, the aggregate carrying amount of our notes receivable and working capital loan receivable was $139 million, including $37 million and $102 million recorded in other current assets and other assets, respectively.  At December 31, 2010, the aggregate carrying amount of our notes receivable and working capital loan receivable was $115 million, including $4 million and $111 million recorded in other current assets and other assets, respectively.

Restricted cash investments—For the Aker Restricted Cash Investment, acquired in our acquisition of Aker Drilling, the carrying amount of $889 million at December 31, 2011 represents the amortized cost of our investment.  The fair value of our Aker Restricted Cash Investments was measured using significant other observable inputs.  In the case of the restricted cash investments for the TPDI Credit Facilities and the ADDCL Credit Facilities, the carrying amount approximates fair value due to the short term nature of the instruments in which the restricted cash investments are held.  The aggregate carrying amount of the restricted cash investments for the TPDI Credit Facilities and the ADDCL Credit Facilities was $39 million at December 31, 2011 and 2010.

Debt—The fair value of our fixed-rate debt is measured using significant other observable inputs.  The carrying amounts of our variable-rate debt approximates fair value because the terms of those debt instruments include short-term interest rates and exclude penalties for prepayment.

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value, measured using significant other observable inputs.

Note 22—Financial Instruments and Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short-term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short-term investments, as the interest income earned on these investments changes with market interest rates.  Floating rate debt, where the interest rate may be adjusted annually or more frequently over the life of the instrument, exposes us to short-term changes in market interest rates.  Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt.  Our fixed-rate restricted cash investments, acquired in connection with our acquisition of Aker Drilling, and the respective debt instruments for which they are restricted, are subject to corresponding and opposing changes in the fair value relative to changes in market interest rates.

From time to time, we may use interest rate swap agreements to manage the effect of interest rate changes on future income.  We do not generally enter into interest rate derivative transactions for speculative or trading purposes.  Interest rate swaps are generally designated as hedges of underlying future interest payments.  These agreements involve the exchange of amounts based on variable interest rates and amounts based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based.  The interest rate differential to be received or paid on the swaps is recognized over the lives of the swaps as an adjustment to interest expense.  Gains and losses on terminations of interest rate swap agreements are deferred and recognized as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

an adjustment to interest expense over the remaining life of the underlying debt.  In the event of the early retirement of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income.

In connection with our acquisition of Aker Drilling, we assumed certain interest rate swaps that are not designated as hedging instruments for accounting purposes.  We record these undesignated interest rate swaps at fair value and record changes to the fair value in current period earnings as an adjustment to interest expense.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non-U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and, from time to time, the use of foreign exchange derivative instruments.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.  In situations where payments of local currency do not equal local currency requirements, we may use currency exchange derivative instruments, specifically forward exchange contracts, or spot purchases, to mitigate currency exchange rate risk.  A forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified currency exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

We do not enter into currency exchange derivative transactions for speculative purposes.  We record designated currency exchange derivative instruments at fair value and defer gains and losses in other comprehensive income, recognizing the gains and losses when the underlying currency exchange exposure is realized.  We record undesignated currency exchange derivative instruments at fair value and record changes to the fair value in current period earnings as an adjustment to currency exchange gains or losses.  At December 31, 2011, we had cross-currency swaps, assumed in connection with our acquisition of Aker Drilling, that were designated as cash flow hedges of certain debt instruments denominated in Norwegian kroner.  At December 31, 2010, we had no outstanding currency exchange derivative instruments.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short-term investments and trade receivables.  It is our practice to place our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We derive the majority of our revenue from services to international oil companies, government-owned and government-controlled oil companies.  Receivables are dispersed in various countries (see Note 25—Operating Segments, Geographic Analysis and Major Customers).  We maintain an allowance for doubtful accounts receivable based upon expected collectability and establish reserves for doubtful accounts on a case-by-case basis when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered isolated credit concerns related to independent oil companies, we are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2011, we had approximately 18,700 employees, including approximately 1,850 persons engaged through contract labor providers.  Some of our employees working in Angola, the U.K., Norway and Australia, are represented by, and some of our contracted labor work under, collective bargaining agreements.  Many of these represented individuals are working under agreements that are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 23—Variable Interest Entities

Consolidated variable interest entities—TPDI and ADDCL, joint venture companies in which we hold interests, were formed to own and operate certain ultra-deepwater drillships.  We have determined that each of these joint venture companies meets the criteria of a variable interest entity for accounting purposes because its equity at risk is insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We have also determined, in each case, that we are the primary beneficiary for accounting purposes since (a) we have the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we have the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity.  As a result, we consolidate TPDI and ADDCL in our consolidated financial statements, we eliminate intercompany transactions, and we present the interests that are not owned by us as noncontrolling interest on our consolidated balance sheets.  The carrying amounts associated with these joint venture companies, after eliminating the effect of intercompany transactions, were as follows (in millions):

	December 31, 2011			December 31, 2010
	Assets	Liabilities	Net carrying amount	Assets	Liabilities	Net carrying amount
Variable interest entity
TPDI	$1,562	$673	$889	$1,598	$763	$835
ADDCL	930	334	596	864	345	519
Total	$2,492	$1,007	$1,485	$2,462	$1,108	$1,354

At December 31, 2011 and 2010, the aggregate carrying amount of assets of our consolidated variable interest entities that were pledged as security for the outstanding debt of our consolidated variable interest entities was $2,165 million and $2,191 million, respectively.  See Note 12—Debt.

Unconsolidated variable interest entities—As holder of two notes receivable and a lender under a working capital loan, we hold a variable interest in Awilco Drilling plc (“Awilco”), a U.K. company (see Note 10—Drilling Fleet).  The notes receivable, originally issued in exchange for and secured by two drilling units, have stated interest rates of nine percent and are payable in scheduled quarterly installments of principal and interest through maturity in January 2015.  Additionally, we provide Awilco with a working capital loan, also secured by the drilling units, that has a stated interest rate of 10 percent and a maximum borrowing amount of $35 million.  We evaluate the credit quality and financial condition of Awilco quarterly.  The aggregate carrying amount of the notes receivable was $110 million and $109 million at December 31, 2011 and 2010, respectively.  The aggregate carrying amount of the working capital loan receivable was $29 million and $6 million at December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, we determined that Awilco no longer met the definition of a variable interest entity following a private placement of its shares and the listing of its shares on the Oslo Stock Exchange and the successful marketing of its two drilling units.

Note 24—Related Party Transactions

Quantum Pacific Management Limited—We hold a 50 percent interest in TPDI, a consolidated British Virgin Islands joint venture company formed to own and operate Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  Quantum holds the remaining 50 percent interest.  Quantum has the unilateral right to exchange its interest in the joint venture for our shares or cash, at an amount based on an appraisal of the fair value of the drillships, subject to certain adjustments.

As of December 31, 2011 and 2010, TPDI had outstanding promissory notes in the aggregate amount of $296 million, of which $148 million was due to Quantum and was included in long-term debt of consolidated variable interest entities on our consolidated balance sheets.

Angco Cayman Limited—We hold a 65 percent interest in ADDCL, a consolidated Cayman Islands joint venture company formed to own and operate Discoverer Luanda.  Angco Cayman holds the remaining 35 percent interest in ADDCL.  Beginning January 31, 2016, Angco Cayman will have the right to exchange its interest in the joint venture for cash at an amount based on the appraisal of the fair value of the drillship, subject to certain adjustments.

Overseas Drilling Limited—We held a 50 percent interest in ODL, an unconsolidated Cayman Islands joint venture company, which owns Joides Resolution, a coring drillship that was adapted for scientific research.  Under a management services agreement with ODL, we provided certain operational and management services through the date of the sale of our interest.  We earned $1 million and $2 million for these services in each of the years ended December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, we completed the sale of our 50 percent ownership interest in ODL to Siem Offshore Inc.  In connection with the sale, we received net proceeds of $22 million and recognized a net gain of $13 million ($0.04 per diluted share from continuing operations), recorded in other, net, which had no tax effect.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 25—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We have established two operating segments: (1) contract drilling services and (2) drilling management services.  Our contract drilling services business operates in a single, global market for the provision of contract drilling services.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.  Our drilling management services business does not meet the quantitative thresholds for determining reportable segments.

Geographic analysis—Operating revenues by country were as follows (in millions):

	Years ended December 31,
	2011	2010	2009
Operating revenues
U.S.	$1,975	$2,087	$2,209
U.K.	1,211	1,183	1,563
Brazil	1,019	1,288	1,108
Other countries (a)	4,937	4,908	6,561
Total operating revenues	$9,142	$9,466	$11,441

(a)          Other countries represents countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long-lived assets by country were as follows (in millions):

	December 31,
	2011	2010
Long-lived assets
U.S.	$6,549	$5,519
Brazil	2,185	2,472
India	1,593	2,632
Other countries (a)	12,202	10,696
Total long-lived assets	$22,529	$21,319

(a)          Other countries represents countries in which we operate that individually had long-lived assets representing less than 10 percent of total long-lived assets.

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2011 and 2010, we had $8 million and $15 million, respectively, of long-lived assets in Switzerland.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

Major customers—For the years ended December 31, 2011, 2010 and 2009, BP accounted for approximately 10 percent, 10 percent and 12 percent, respectively, of our operating revenues.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 26—Condensed Consolidating Financial Information

Transocean Inc., a wholly owned subsidiary of Transocean Ltd., is the issuer of certain notes and debentures, which have been guaranteed by Transocean Ltd.  Transocean Ltd. has also guaranteed borrowings under the commercial paper program and the Five-Year Revolving Credit Facility.  Transocean Ltd.’s guarantee of debt securities of Transocean Inc. is full and unconditional.  Transocean Ltd. is not subject to any significant restrictions on its ability to obtain funds from its consolidated subsidiaries or entities accounted for under the equity method by dividends, loans or return of capital distributions.

The following tables present condensed consolidating financial information for (a) Transocean Ltd. (the “Parent Guarantor”), (b) Transocean Inc. (the “Subsidiary Issuer”), and (c) the other direct and indirect wholly owned and partially owned subsidiaries of the Parent Guarantor, none of which guarantee any indebtedness of the Subsidiary Issuer (the “Other Subsidiaries”), as well as (d) the consolidating adjustments necessary to present the condensed financial statements on a consolidated basis.  The condensed consolidating financial information may not necessarily be indicative of the results of operations, financial position or cash flows had the subsidiaries operated as independent entities.

	Year ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Operating revenues	$—	$—	$9,160	$(18)	$9,142
Cost and expenses	44	4	8,663	(18)	8,693
Loss on impairment	—	—	(5,229)	—	(5,229)
Gain on disposal of assets, net	—	—	4	—	4
Operating loss	(44)	(4)	(4,728)	—	(4,776)

Other income (expense), net
Interest expense, net	(11)	(510)	(56)	—	(577)
Equity in earnings	(5,670)	(5,145)	18	10,815	18
Other, net	—	9	(108)	—	(99)
	(5,681)	(5,646)	(146)	10,815	(658)
Loss from continuing operations before income tax expense	(5,725)	(5,650)	(4,874)	10,815	(5,434)
Income tax expense	—	—	395	—	395
Loss from continuing operations	(5,725)	(5,650)	(5,269)	10,815	(5,829)
Income from discontinued operations, net of tax	—	—	197	—	197

Net loss	(5,725)	(5,650)	(5,072)	10,815	(5,632)
Net income attributable to noncontrolling interest	—	—	93	—	93
Net loss attributable to controlling interest	$(5,725)	$(5,650)	$(5,165)	$10,815	$(5,725)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

	Year ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Operating revenues	$—	$—	$9,481	$(15)	$9,466
Cost and expenses	45	3	6,823	(15)	6,856
Loss on impairment	—	—	(1,010)	—	(1,010)
Gain on disposal of assets, net	—	—	257	—	257
Operating income (loss)	(45)	(3)	1,905	—	1,857

Other income (expense), net
Interest income (expense), net	1	(494)	(51)	—	(544)
Equity in earnings	1,005	1,519	8	(2,524)	8
Other, net	—	(7)	(24)	—	(31)
	1,006	1,018	(67)	(2,524)	(567)
Income from continuing operations before income tax expense	961	1,015	1,838	(2,524)	1,290
Income tax expense	—	—	336	—	336
Income from continuing operations	961	1,015	1,502	(2,524)	954
Income from discontinued operations, net of tax	—	—	34	—	34

Net income	961	1,015	1,536	(2,524)	988
Net income attributable to noncontrolling interest	—	—	27	—	27

Net income attributable to controlling interest	$961	$1,015	$1,509	$(2,524)	$961

	Year ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Operating revenues	$—	$—	$11,455	$(14)	$11,441
Cost and expenses	26	4	6,692	(14)	6,708
Loss on impairment	—	—	(334)	—	(334)
Loss on disposal of assets, net	—	—	(9)	—	(9)
Operating income (loss)	(26)	(4)	4,420	—	4,390

Other income (expense), net
Interest income (expense), net	1	(521)	41	—	(479)
Equity in earnings	3,206	3,773	6	(6,979)	6
Other, net	—	(43)	45	—	2
	3,207	3,209	92	(6,979)	(471)
Income from continuing operations before income tax expense	3,181	3,205	4,512	(6,979)	3,919
Income tax expense	—	—	723	—	723
Income from continuing operations	3,181	3,205	3,789	(6,979)	3,196
Loss from discontinued operations, net of tax	—	—	(26)	—	(26)

Net income	3,181	3,205	3,763	(6,979)	3,170
Net loss attributable to noncontrolling interest	—	—	(11)	—	(11)

Net income attributable to controlling interest	$3,181	$3,205	$3,774	$(6,979)	$3,181

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

	December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Assets
Cash and cash equivalents	$3	$2,793	$1,221	$—	$4,017
Other current assets	8	784	4,493	(1,693)	3,592
Total current assets	11	3,577	5,714	(1,693)	7,609

Property and equipment, net	1	—	22,528	—	22,529
Goodwill	—	—	3,205	—	3,205
Investment in affiliates	16,503	27,582	—	(44,085)	—
Other assets	—	1,368	17,908	(17,531)	1,745
Total assets	16,515	32,527	49,355	(63,309)	35,088

Liabilities and equity
Debt due within one year	—	1,693	346	—	2,039
Other current liabilities	294	367	4,351	(1,693)	3,319
Total current liabilities	294	2,060	4,697	(1,693)	5,358

Long-term debt	495	14,308	14,225	(17,531)	11,497
Other long-term liabilities	25	439	1,962	—	2,426
Total long-term liabilities	520	14,747	16,187	(17,531)	13,923

Commitments and contingencies
Redeemable noncontrolling interest	—	—	116	—	116

Total equity	15,701	15,720	28,355	(44,085)	15,691
Total liabilities and equity	$16,515	$32,527	$49,355	$(63,309)	$35,088

	December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Assets
Cash and cash equivalents	$38	$2,041	$1,315	$—	$3,394
Other current assets	12	788	3,189	(1,188)	2,801
Total current assets	50	2,829	4,504	(1,188)	6,195

Property and equipment, net	1	—	21,318	—	21,319
Goodwill	—	—	8,132	—	8,132
Investment in affiliates	21,373	33,473	19	(54,846)	19
Other assets	—	1,017	14,001	(13,872)	1,146
Total assets	21,424	37,319	47,974	(69,906)	36,811

Liabilities and equity
Debt due within one year	—	1,891	121	—	2,012
Other current liabilities	21	444	2,547	(1,188)	1,824
Total current liabilities	21	2,335	2,668	(1,188)	3,836

Long-term debt	—	13,354	9,727	(13,872)	9,209
Other long-term liabilities	20	292	2,054	—	2,366
Total long-term liabilities	20	13,646	11,781	(13,872)	11,575

Commitments and contingencies
Redeemable noncontrolling interest	—	—	25	—	25

Total equity	21,383	21,338	33,500	(54,846)	21,375
Total liabilities and equity	$21,424	$37,319	$47,974	$(69,906)	$36,811

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

	Year ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(52)	$503	$1,334	$—	$1,785

Cash flows from investing activities
Capital expenditures	—	—	(1,020)	—	(1,020)
Investment in business combination, net of cash acquired	—	—	(1,246)	—	(1,246)
Proceeds from disposal of assets, net	—	—	177	—	177
Proceeds from disposal of discontinued operations, net	—	—	284	—	284
Investing activities with affiliates, net	(875)	(325)	(693)	1,893	—
Other, net	—	(23)	(68)	—	(91)
Net cash provided by (used in) investing activities	(875)	(348)	(2,566)	1,893	(1,896)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(88)	—	—	(88)
Proceeds from debt	435	2,504	—	—	2,939
Repayments of debt	(429)	(1,827)	(153)	—	(2,409)
Proceeds from share issuance, net	1,211	—	—	—	1,211
Distribution of qualifying additional paid-in capital	(763)	—	—	—	(763)
Financing activities with affiliates, net	495	43	1,355	(1,893)	—
Other, net	(57)	(35)	(64)	—	(156)
Net cash provided by (used in) financing activities	892	597	1,138	(1,893)	734

Net increase (decrease) in cash and cash equivalents	(35)	752	(94)	—	623
Cash and cash equivalents at beginning of period	38	2,041	1,315	—	3,394
Cash and cash equivalents at end of period	$3	$2,793	$1,221	$—	$4,017

	Year ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(33)	$(358)	$4,337	$—	$3,946

Cash flows from investing activities
Capital expenditures	(4)	—	(1,387)	—	(1,391)
Proceeds from insurance recoveries for loss of drilling unit	—	—	560	—	560
Proceeds from disposal of assets, net	—	—	60	—	60
Investing activities with affiliates, net	310	1,357	(1,694)	27	—
Other, net	—	(6)	56	—	50
Net cash provided by (used in) investing activities	306	1,351	(2,405)	27	(721)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(193)	—	—	(193)
Proceeds from debt	—	1,999	55	—	2,054
Repayments of debt	—	(2,245)	(320)	—	(2,565)
Purchases of shares held in treasury	(240)	—	—	—	(240)
Financing activities with affiliates, net	—	1,384	(1,357)	(27)	—
Other, net	—	(14)	(3)	—	(17)
Net cash provided by (used in) financing activities	(240)	931	(1,625)	(27)	(961)

Net increase in cash and cash equivalents	33	1,924	307	—	2,264
Cash and cash equivalents at beginning of period	5	117	1,008	—	1,130
Cash and cash equivalents at end of period	$38	$2,041	$1,315	$—	$3,394

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

	Year ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Other Subsidiaries	Consolidating adjustments	Consolidated

Cash flows from operating activities	$(24)	$(429)	$6,051	$—	$5,598

Cash flows from investing activities
Capital expenditures	(1)	—	(3,040)	—	(3,041)
Investing activities with affiliates, net	29	1,667	(2,068)	372	—
Other, net	—	—	347	—	347
Net cash provided by (used in) investing activities	28	1,667	(4,761)	372	(2,694)

Cash flows from financing activities
Changes in short-term borrowings, net	—	(382)	—	—	(382)
Proceeds from debt	—	—	514	—	514
Repayments of debt	—	(2,865)	(6)	—	(2,871)
Financing activities with affiliates, net	—	2,008	(1,636)	(372)	—
Other, net	1	4	(3)	—	2
Net cash provided by (used in) financing activities	1	(1,235)	(1,131)	(372)	(2,737)

Net increase in cash and cash equivalents	5	3	159	—	167
Cash and cash equivalents at beginning of period	—	114	849	—	963
Cash and cash equivalents at end of period	$5	$117	$1,008	$—	$1,130

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 27—Quarterly Results (Unaudited)

Shown below are selected unaudited quarterly data.  Amounts are rounded for consistency in presentation with no effect to the results of operations previously reported on Form 10-Q or Form 10-K.

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2011
Operating revenues	$2,144	$2,334	$2,242	$2,422
Operating income (loss) (a)	372	391	268	(5,807)
Income (loss) from continuing operations	164	162	(53)	(6,102)
Net income (loss) attributable to controlling interest (a) (b)	310	155	(71)	(6,119)
Per share earnings (loss) from continuing operations
Basic	$0.42	$0.47	$(0.20)	$(18.70)
Diluted	$0.42	$0.47	$(0.20)	$(18.70)
Weighted-average shares outstanding
Basic	319	320	320	329
Diluted	320	320	320	329

2010
Operating revenues	$2,579	$2,479	$2,281	$2,127
Operating income (loss) (c)	942	949	634	(668)
Income (loss) from continuing operations	683	712	363	(804)
Net income (loss) attributable to controlling interest (c)	677	715	368	(799)
Per share earnings (loss) from continuing operations
Basic	$2.09	$2.20	$1.10	$(2.53)
Diluted	$2.08	$2.20	$1.10	$(2.53)
Weighted-average shares outstanding
Basic	321	319	319	319
Diluted	322	320	319	319

(a)          Third quarter included a loss of $78 million on forward exchange contract.  Fourth quarter included an estimated loss of $5.2 billion on impairment of goodwill and an estimated loss of $1.0 billion in connection with loss contingencies associated with the Macondo well incident.  See Note 5—Impairments, Note 10—Drilling Fleet and Note 15—Commitments and Contingencies.

(b)         First, third and fourth quarters included gains (losses) on disposal of discontinued operations in the amount of $173 million, $(4) million and $12 million, respectively.

(c)          Second quarter included gain of $267 million on the loss of Deepwater Horizon.  Fourth quarter included loss of $1.0 billion on impairment of long-lived assets.  See Note 5—Impairments and Note 10—Drilling Fleet.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 28—Subsequent Events

Debt—Subsequent to December 31, 2011, we redeemed the remaining $30 million aggregate principal amount of the Series B Convertible Senior Notes.

Drilling fleet—Subsequent to December 31, 2011, we entered into agreements to sell the Standard Jackups, GSF Rig 136, Transocean Nordic and Transocean Shelf Explorer, and we reclassified to assets held for sale the rigs and related equipment, having an aggregate carrying amount of $59 million.

Discontinued operations—Subsequent to December 31, 2011, we entered into an agreement to sell the assets of Challenger Minerals Inc.

U.S. tax investigations—Subsequent to December 31, 2011, we received an assessment from the U.S. tax authorities related to our 2008 and 2009 U.S. federal income tax returns.  The significant issues raised in the assessment relate to transfer pricing for certain charters of drilling rigs between our subsidiaries and the creation of intangible assets resulting from the performance of engineering services between our subsidiaries.  These items would result in net adjustments of approximately $473 million of additional taxes, excluding interest.  An unfavorable outcome on these adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  Furthermore, if the authorities were to continue to pursue these positions with respect to subsequent years and were successful in such assertions, our effective tax rate on worldwide earnings with respect to years following 2009 could increase substantially, and could have a material adverse effect on our consolidated results of operations and cash flows.  We believe our returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims.

Norway tax investigations—In January 2012, the Norwegian authorities supplemented the previously issued criminal indictments by issuing a financial claim of approximately $315 million, jointly and severally, against our two subsidiaries, the two external advisors and the external tax attorney.  This compensation claim directly overlaps with an existing civil tax assessment and does not represent any incremental financial exposure to us.  In February 2012, the authorities dropped the previously existing tax assessment.

Macondo well incident—On January 26, 2012, the MDL Court ruled that BP is required to indemnify us for compensatory damages asserted by third parties against us related to pollution that did not originate on or above the surface of the water, even if the claim is the result of our strict liability, negligence, or gross negligence. The court also held that BP does not owe us indemnity to the extent that we are held liable for punitive damages or civil penalties under the Clean Water Act.  The court deferred ruling on BP’s argument that we breached the drilling contract or materially increased BP’s risk or prejudiced its rights so as to impair BP’s indemnity obligations.  Our motion for partial summary judgment and the court’s ruling did not address the issue of contractual indemnity for criminal fines and penalties.  The law generally disallows contractual indemnity for criminal fines and penalties as against public policy.

On February 22, 2012, the MDL Court ruled that we are not liable as a responsible party for damages under OPA with respect to the below surface discharges from the Macondo well.  The court also ruled that the below surface discharge was discharged from the well facility, and not from the Deepwater Horizon vessel, within the meaning of the Clean Water Act, and that we therefore are not liable for such discharges as an owner of the vessel under the Clean Water Act.  However, the court ruled that the issue of whether we could be held liable for such discharge under the Clean Water Act as an “operator” of the well facility could not be resolved on summary judgment.  The court did not determine whether we could be liable for removal costs under OPA, or the extent of such removal costs.

Note 29—Supplemental Disclosures Required by Swiss Law

Personnel expenses—We recognized total personnel expenses of $2.6 billion, $2.3 billion and $2.3 billion in the years ended December 31, 2011, 2010 and 2009, respectively.

Fire insurance—The fire insurance value of our property, plant and equipment was $36.4 billion, $38.7 billion, and $39.3 billion at December 31, 2011, 2010 and 2009, respectively.

Compensation and security ownership of board members and executive officers—The compensation and security ownership of our executive officers and members of our board of directors is presented in the Transocean Ltd. stand-alone statutory financial statements, Note 7—Board of Directors Compensation, Note 8—Executive Management Compensation and Note 9—Share Ownership—Board of Directors and Executive Management.

Risk assessment—Our risk assessment is presented in the Transocean Ltd. stand-alone statutory financial statements, Note 11—Risk Assessment Disclosure.